FORM C-AR

ANNUAL REPORT PURSUANT TO REGULATION CF

For the fiscal year ended:

December 31, 2025

Energy Exploration Technologies, Inc.

(Exact name of issuer as specified in its charter)

Puerto Rico

(Jurisdiction of incorporation or organization)

66-0912748

(I.R.S. Employer Identification Number)

2535 Ridgepoint Drive Suite 100

Austin TX, 78754

(Address of principal executive offices)

(512) 222-6677

(Telephone number, including area code)

Common Stock, par value $0.01 per share

(Title of each class of securities issued pursuant to Regulation CF)

Annual Reg CF Report 2025

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this Annual Report on Form C-AR that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form C-AR are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form C-AR identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

Risks Related to Our Business and Industry

●	We have little operating history on which to judge our business prospects and management.

●	Rapid business expansion may place strains on our company.

●	We are heavily reliant on key personnel.

●	Our financial situation creates substantial doubt whether we will continue as a going concern.

●	We may need to raise additional capital on unfavorable terms or in down rounds, which could dilute existing investors and adversely affect our operations.

●	Our technology has yet to be demonstrated at scale.

●	Volatility in lithium prices, evolving market demand, and the emergence of substitute technologies may impair the commercial viability of our projects.

●	The lithium and battery industry may not welcome innovative technology.

●	Our business strategy is dependent on developing mining projects and mineral properties.

●	Exploration and development of natural resources is inherently risky.

●	The economic viability of mineral deposits is difficult to assess accurately through feasibility studies.

●	Estimates of mineral resources are uncertain.

●	The tenure of mining properties depends on certain economic commitments.

●	Acquiring title to land and mineral rights is expensive and may not be accurate.

●	The cost of decommissioning and reclamation of project sites shall likely be borne by Company.

●	Significant long-term changes in the battery storage and electric vehicle space could adversely impact our business.

●	If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed.

●	We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

●	We may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Risks Related to Government Regulation

●	We may be affected by regulation of mining operations in South American Salars.

●	We will face risks associated with conducting business with counterparties in South America.

●	Our business is subject to government regulation and policy over which we have no control.

●	Compliance with mining regulations will take significant effort and cost.

Risks Related to This Offering and Ownership of Our Shares

●	Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over our company after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

●	We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively.

●	There is no existing market for our shares, and investors cannot be certain that an active trading market will ever exist or a specific share price will be established.

●	Since we do not expect to pay any cash dividends for the foreseeable future, investors may be forced to sell their stock in order to obtain a return on their investment.

●	If we are required to register any shares under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the Company.

●	If we become subject to regulations governing investment companies, broker-dealers, or investment advisers, our ability to conduct business could be adversely affected.

●	The proxy provision in our subscription agreement grants our Chief Executive Officer broad authority to vote your shares, which could result in decisions contrary to your preferences.

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●	The market stand-off provision in the subscription agreement for our shares could restrict your ability to sell your shares for at least 180 days after a public-market transaction and may be imposed without your direct consent.

●	You will incur immediate and substantial dilution as a result of this offering.

●	There has been no independent valuation of our shares, which means that such shares may be worth less than the price per share in this offering.

●	Future issuances of “blank-check” preferred stock could further dilute the voting power of our common stockholders and make it harder for you to influence corporate matters.

●	Transfers of common stock are subject to discretionary board approval, which may limit the liquidity of your shares.

●	Our common stockholders have only limited voting power and cannot on their own block or approve most corporate actions.

●	Our subscription agreement provides that the state and federal courts located within the geographical boundaries of Puerto Rico will be the exclusive venue and forums for disputes arising out of the subscription agreement, which could limit our investors’ ability to obtain a favorable judicial venue and forum for disputes with us.

●	Our Founder and Chief Executive Officer, Teague Egan, will control a majority of the voting power following this offering, limiting your ability to influence or direct company decisions.

●	Our Founder and Chief Executive Officer, Teague Egan, has significant control over our company through his share ownership and certain stockholder agreements, making it difficult to remove him from his positions.

●	Certain investors who participated in our prior offering under Tier II of Regulation A purchased shares between September 27, 2024 and October 3, 2024 may hold a statutory rescission right against us if it is ultimately determined that those sales did not comply with Regulation A.

Although the forward-looking statements in this Annual Report are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. Minority owners of EnergyX do not have a definitive say in terms of business decisions. Principally, minority investors will not have sufficient voting rights required to influence company direction at their discretion. Corporate actions such as issuance of additional securities or repurchase of securities could influence the share price of securities held by minority investors. Fluctuations in company valuation could similarly occur and positively or adversely impact minority investors. Similarly, a sale of the issuer or assets of the issuer would signal a distribution of funds in relation to the securities held by the individual and the liquidation preferences of said securities. Based on the risks described above, you may lose all or part of your investment in the securities that you purchase, and you may never see positive returns. We undertake no obligation, other than as may be required by law, to re-issue this Annual Report or otherwise make public statements updating our forward-looking statements.

Throughout this document, mentions of EnergyX refer to Energy Exploration Technologies, Inc., a corporation formed on 12/18/2018 in Puerto Rico (the “Company”, “EnergyX” or “we”). The Company’s headquarters is located in 1654 Calle Tulipan, Ste 100, San Juan, PR 00927, and its principal place of business is located in 2535 Ridgepoint Drive, Suite 100, Austin Texas, 78754.

You may generally contact the Company by emailing hello@energyx.com or investors@energyx.com, and this annual report will be published on the SEC website (https://www.sec.gov/edgar/browse/?CIK=1830166) and our website www.energyx.com. Each investor should consult his or her own financial adviser, counsel, and accountant as to legal, tax, and related matters concerning his or her investment. The information in this Form C-AR is not meant to constitute such advice.

These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the merits of our Regulation CF offering (“Offering”), nor does it pass upon the accuracy or completeness of any offering, document or literature.

These securities were offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

Restrictions on Transfer of Securities Issued Under Regulation Crowdfunding

Securities issued by the Company pursuant to Regulation Crowdfunding (Section 4(a)(6) of the Securities Act of 1933, as amended, and Regulation Crowdfunding (17 C.F.R. Part 227)) are subject to restrictions on transfer imposed by Rule 501 of Regulation Crowdfunding (17 C.F.R. § 227.501). Specifically, securities purchased in a transaction exempt from registration pursuant to Section 4(a)(6) of the Securities Act may not be transferred by any purchaser of such securities during the one-year period beginning when the securities were issued, except in the following limited circumstances:

1.	transfers to the Company;

2.	transfers to an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (17 C.F.R. § 230.501(a));

3.	transfers as part of an offering registered with the Securities and Exchange Commission under the Securities Act; or

4.	transfers to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

For purposes of the foregoing, the term “member of the family of the purchaser or the equivalent” includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, including adoptive relationships. The term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.

In addition to the foregoing statutory transfer restrictions, transfers of the Company’s Common Stock are subject to the prior approval of the Company’s Board of Directors, which has the authority to approve or deny transfer requests in its discretion. This requirement may further limit the ability of holders to transfer their shares even after the expiration of the one-year restricted period described above.

Investors should be aware that, as a result of the foregoing transfer restrictions, there is no public trading market for the Company’s securities, and no such market is expected to develop in the foreseeable future. Holders of securities issued under Regulation Crowdfunding should expect to bear the economic risk of their investment for an indefinite period. There can be no assurance that any transfer will be permitted during or after the one-year restricted period, and investors should not purchase securities issued under Regulation Crowdfunding with the expectation that they will be able to sell or otherwise dispose of such securities in the near term.

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Item 1. Business

Overview

Energy Exploration Technologies, Inc. (the “Company”, “EnergyX”, “we”, “our”, and “us”) is currently a pre-commercial revenue company formed on December 18, 2018 under the laws of the Department of State of the Commonwealth of Puerto Rico, and is headquartered in San Juan, Puerto Rico with offices and laboratory facilities in Austin, Texas. The Company is a renewable energy technology company focused on developing technologies in energy storage and the critical materials, such as lithium, that are needed for battery production. EnergyX is also focused on owning and developing mineral resources. We hope to fundamentally change the way humanity is powering our world and storing and using clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

Our corporate address is 1654 Calle Tulipan, Ste 100, San Juan, PR 00927, and our mailing address is 2535 Ridgepoint Drive #100, Austin, TX 78754. Our website address is www.EnergyX.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Annual Report.

Our Products and Services

EnergyX is a renewable energy technology company focused on developing technologies in energy storage and the critical materials, such as lithium, that are needed for battery production. EnergyX is also focused on owning and developing mineral resources. We hope to fundamentally change the way humanity is powering our world and storing and using clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

We are currently developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, consumer electronics, and various other applications and appliances. The Company’s objectives are to make lithium production more efficient, cost effective, and environmentally sustainable than existing conventional methods of production. EnergyX has developed several, comprehensive direct lithium extraction, or DLE, technologies that create a DLE platform which it has trademarked as GET-Lit® to process lithium enriched brines found in certain salt flats and other deposit types from around the world. Aspects of the GET-Lit® platform include, but are not limited to, technology verticals such as membranes, solvent extraction, and ion adsorption. As of the date of this offering Circular, EnergyX has 134 patents or patent applications protecting varying aspects of its proprietary technologies, processes, and utilization, of which 50 are published.

It is believed that approximately 30-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading data intelligence firm for the minerals and battery supply chain. The northern portion of Chile, the northern portion of Argentina, and the southern part of Bolivia is known as the ‘Lithium Triangle’ as it is projected to hold over 50% of the world’s known lithium deposits. The remaining production of lithium comes from hard rock mining that is mainly completed in Australia, portions of China and other various locations around the world.

EnergyX is innovating and pioneering the advancement of the GET-Lit™ (formerly known as LiTAS®) platform, that combines different methodologies, such as absorption, solvent extraction, membranes and others, enabling the Company to attempt to (i) treat essentially any brine, regardless of its composition, (ii) provide a comprehensive process that produces battery-grade lithium, (iii) achieve industry-leading lithium recoveries, with very low impurities, and (iv) one of the lowest capital and operating costs in the industry. EnergyX is currently operating pilot plants in Chile and Texas and developing and implementing demonstration plants scaling its DLE technology at its locations in Chile and in the United States. EnergyX has a strong commitment to environmental sustainability, working to reduce carbon emissions and the ecological impact of energy production.

In January 2023, EnergyX formed a subsidiary named EnergyX Chile SpA, or “EnergyX Chile”, and in November 2023 EnergyX Chile acquired its first mining tenements in Chile to explore for lithium. The Company discovered lithium and is now developing its lithium enriched brine deposit in Chile, through EnergyX Chile, its wholly owned subsidiary. The Company is focused on developing these mining tenements at Salar de Punta Negra into a lithium producing asset with its GET-Lit® technology and has named this Project Black Giant. The Company aims to produce 52,500 tonnes per annum, or tpa. of lithium materials from Project Black Giant in Phase I of the development. In parallel, the Company is in the early stages of acquiring rights to mineral deposits and developing a project in the Smackover region of the United States through EXSO, LLC, a wholly owned Texas limited liability company subsidiary formed in December 2023 (“EXSO”). We formed EXSO to hold the Company’s mineral rights and resulting lithium producing assets related to these onshore operations in Texas. Efforts related to EXSO have been named Project Lonestar, with which the Company intends to produce 30,000 tpa of lithium materials. Energy Exploration Technologies Argentina SAU, or “EnergyX Argentina”, a wholly owned Argentinian subsidiary of EnergyX, was formed in March 2024 to hold and manage potential operations in Argentina.

EnergyX has multiple potential business models which include selling lithium materials in the form of offtake from its projects, licensing its technology to existing resource owners who are looking to improve their production methods, and selling the consumable materials that it plans to make in-house (such as its ion exchange membranes). To that end, EnergyX has developed several formulations of its own ion exchange membranes, stack design, pilot equipment, as well as has procured a commercial roll-to-roll membrane manufacturing equipment and has full-scale commercial designs for deployment of this technology at commercial scales. These are primarily intended for use at its own commercial facilities and for other customers in the lithium industry through its technology licensing business, but the Company recognizes additional opportunities to utilize membrane technology solutions in other industries such as carbon capture. The Company may produce the other consumables from underlying technologies such as adsorption and solvent extraction, which may create additional consumable business lines.

Further, EnergyX is continuously researching and developing proprietary processes, including ideas to eliminate processing steps and produce various lithium material derivatives that may or may not be valuable in the future. One such process example is to go directly from brine to lithium metal material. This innovation would drastically reduce the cost of lithium metal, a core material for next-generation high energy density batteries. Beyond the various business descriptions above, EnergyX believes our technology may have additional applications within energy storage, mineral extraction, and processing of critical minerals being used for lithium battery applications, and we are interested in various other battery base metals and opportunities that present themselves related to such. EnergyX is continuously looking at new opportunities to partner, merge, or acquire lithium resources to expand its project portfolio, and always thinking forward towards its mission of becoming a worldwide leader in the global transition to sustainable energy. We continue to explore and research other applications as they become aware to us.

Intellectual Property

Our intellectual property portfolio is comprised of a combination of patents, trade secrets and trademark rights. We have multiple patent applications filed in the United States and other select countries, including a number of utility patent application families related to compositions of matter, processes and methods, and articles of manufacture, each relating to the fabrication or use of our direct lithium extraction technology as well as solid state battery technology. Our intellectual property plan is focused on seeking patent protection for our GET-Lit™ separation technology and processing approach, as well as our SoLiS™ battery program.

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We have also filed federal trademark registration applications in the U.S. for the ENERGYX word mark and logo and the LiTAS® word mark covering use with our goods and services. The applications for the ENERGYX word mark and logo are under examination and the LiTAS® word mark application has been registered as of January 7, 2025.

We believe it is important to our success that we:

●	Obtain and maintain patents and other legal protections covering our proprietary art, materials, technology, inventions, applications of such, and improvements we consider important to our business;

●	Prosecute our patent and trademark applications and enforce our intellectual property rights;

●	Preserve the confidentiality of our trade secrets; and

●	Operate without infringing the patents, trademarks or proprietary rights of third parties.

Competition

The direct lithium extraction and solid-state battery industries are subject to rapid and intense technological change. We face, and will continue to face competition from upstream resource and mining development companies as well as the direct lithium extraction and solid-state battery industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our GET-Lit™ (formerly known as LiTAS®) technology from other DLE technology development companies. Such companies that are developing mechanical separation processes or lithium resources intended to use DLE include but are not limited to POSCO, Rio Tinto, Eramet, SQM, Albemarle, Standard Lithium, Lithium Americas, Exxon, Koch Industries, Summit Nanotech, Lilac Solutions, Novalith, Adionics, Energy Source Minerals, and others. Companies that are developing solid-state or quasi solid-state batteries include but are not limited to Toyota, Quantumscape, Solid Energy Systems, Solidpower, Factorial, and others. We may not be able to compete successfully against present or future competitors. We do not have the resources to compete with larger providers of similar services at this time. The direct lithium extraction and solid-state battery industries have attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do. Competition from existing and future competitors could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. However, to our knowledge, there are no companies that are attempting to develop both of these technologies similar to EnergyX. New technologies may be developed from research institutions, government agencies, and academic institutions that we may not have any licensed service agreements with at this time. Competition may also arise from, among other things:

●	Other new or existing mining organizations including ‘hard-rock’ miners and brine developers;

●	Other technologies and/or techniques that replace or are superior to our GET-Lit™ (formerly known as LiTAS®) technologies; and

●	New nanotechnologies that currently do not exist or are not known today. Developments by others may render our technologies obsolete or noncompetitive.

●	Developments by others may render our technologies obsolete or noncompetitive

Government Regulation

Our operations and our customers, who are typically lithium resource owners and producers, are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including mining taxes and labor standards. In order for the Company to carry out its activities, it and its customers various licenses and permits must be obtained and kept current. There is no guarantee that these licenses and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licenses or permits could be changed and there can be no assurances that any application to renew any existing licenses will be approved. There can be no assurance that all permits that EnergyX requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that EnergyX has obtained, could have a material adverse impact on the Company. EnergyX may be required to contribute to the cost of providing the required infrastructure to facilitate the development of lithium resources and will also have to obtain and comply with permits and licenses that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that EnergyX or its customers will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain permits and licenses on properties, which may have a material adverse effect on EnergyX. Future taxation of lithium producers and mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on the Company.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

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Employees

As of the date of this filing, we have approximately sixty-one (61) full-time employees and approximately seven (7) part-time employees and/or contractors.

Corporate Information

Our principal Puerto Rico-based executive office is located at 1654 Calle Tulipan, Ste 100, San Juan, PR 00297, and our telephone number is (512) 222-6677. Our principal Texas-based science headquarters is located at 2535 Ridgepoint Drive, Suite 100 Austin TX, 78754, and our phone number is (512) 222-6677. Our website address is www.EnergyX.com.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Overview

We are a private American energy technology company founded in 2018. Headquartered in San Juan, Puerto Rico, with its science headquarters in Austin, Texas, we specialize in developing technologies for lithium extraction and battery storage to support the global transition to sustainable energy.

Our Historical Performance

Our management has concluded that our limited cash reserves, working capital deficit, accumulated deficit of $(73,266,721) and $(52,388,559) as of December 31, 2025 and 2024, and ongoing dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern. Our auditors have included an explanatory paragraph relating to our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2025. As of December 31, 2025, the Company’s liquidity needs have been satisfied primarily through proceeds from private placements, public offerings, promissory notes, and original issue discount notes. For the years ended December 31, 2025, and 2024, the Company incurred operating losses driven primarily by significant expenditures related to pilot plant deployments, demonstration facilities, and infrastructure development efforts, including the drilling of resource wells for Project Black Giant and Project Lonestar, as well as operations aimed at achieving commercialization. We anticipate continued substantial operating expenses over the next several years as we advance our lithium extraction technologies, battery storage innovations, and scale manufacturing capabilities.

Our ability to generate future revenue and reach profitability hinges on successfully commercializing our technologies, securing sufficient funding through equity offerings and/or debt financing, and effectively managing operational expansion. We intend to actively pursue additional equity capital and debt financing to meet both short-term operational and long-term strategic financial requirements. However, market conditions and other external factors may impact our ability to obtain financing on favorable terms or at all. If adequate funding is unavailable, the Company may be unable to capitalize on strategic growth opportunities, potentially resulting in a significant and material limitation of our operations. Should financing efforts prove unsuccessful, we may be forced to discontinue operations, resulting in a total loss for our investors.

Recent Developments

On March 3, 2025, a majority of the Company’s Common Stockholders and the requisite amount of Preferred Stockholders approved the filing of the Fifth Amended and Restated Certificate of Incorporation, which effected: (i) an increase in the Company’s total authorized capital stock, from 183,675,260 to 481,977,370 shares, and (ii) a 2-for-1 forward stock split for all issued and outstanding shares of the Company’s Common and Preferred Stock; provided, that on a pre-split basis, the number of authorized shares of Series B Preferred Stock were reduced from 13,996,591 to 9,358,221. The prior acts were effectuated on March 21, 2025, upon the filing of the Fifth Amended and Restated Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico.

On April 9, 2025, EnergyX finalized its Pre-Feasibility Study (“PFS”) for Project Black Giant in partnership with Worley, a leading global professional services firm that provides engineering, procurement, and construction (EPC) management for the energy, chemicals, and resources sectors, as well as hydrogeological and environmental consulting firms. The PFS confirms the economic viability of Project Black Giant.

On October 1, 2025, EnergyX completed the acquisition of Daytona Lithium Pty Ltd., a wholly owned subsidiary of Pantera Lithium Limited (ASX: PFE). Under the terms of the agreement, the total consideration of the transaction was $26.0 million comprised of $3.7 million in cash, payable in three installments, and $22.3 million in EnergyX common stock, priced at USD $9.50 per share, representing 2,344,828 shares to be issued to Pantera. This transaction secured full ownership of approximately 35,000 gross acres of Smackover brine lithium resources in Arkansas, USA.

On October 31, 2025, the Company increased the share price of its Regulation A+ offering to $11.00/share.

Operating Results

Comparison of Results of Operations for the Years Ended December 31, 2025 and December 31, 2024

Revenues

The Company is a pre-commercial revenue, development stage, energy technology company focused on energy storage and extraction of critical minerals used in battery manufacturing. Other than the commencement of our commercial efforts for our membrane technology, we have no commercial operations at this point and have not generated any revenues from licensing our technology. During 2025, the Company earned revenues from 1) small scale testing of customer brines, and 2) membrane equipment sales.

1)	Testing revenue services: Testing services revenue primarily consists of fees earned from analyzing lithium-bearing brine samples provided by our customers based on defined testing phases. For the year ended December 31, 2025, we have recognized revenue of $243,675 for these testing services.

2)	Membrane equipment sales: Membrane equipment sales consists of custom-built systems designed for individual customers. For the year ended December 31, 2025, we have recognized revenue of $1.1 million.

Salaries and Consulting

During 2025, management maintained a relatively stable full time employee base, but continued to execute the business plan, accelerate market development, and assist our management team to develop and advance its technology development. Salaries and consulting fees grew slightly from $11,377,512 for the twelve months ended December 31, 2024 to $11,415,621 for the twelve months ended December 31, 2025, reflective a disciplined focus on maintaining a lean operating structure while continuing to grow our business, advance the technology and establish demo plants for deployment in the field.

Professional Services

The Company has hired a number of professional service organizations to assist and support its business operations. The Company spent $1,083,939 and $810,872 in professional services fees for the twelve months ended December 31, 2024 and 2025, respectively, reflecting continued efforts to efficiently support research and development, customer relations, and governance activities, partially offset by lower patent-related expenditures.

Research and Development Expenses

Research and development (R&D) expenses consist primarily of expenses related to technological development and advancement in respect of our GET-Lit™, lithium metal, ion exchange membranes, and SoLiS™ technologies. Specifically, these costs include, among others, laboratory costs, rent and equipment usage, specialty chemical purchases used in development work and other various research items supporting testing and deployment efforts.

As the Company started scaling capital expenditures for pilot and demonstration plants, our research and development expenses were slightly lowered to $1,056,764 for the twelve months ended December 31, 2025 from $1,665,213 for the twelve months ended December 31, 2024.

General and Administrative Expenses

General and administrative expenses consist primarily of facility and office expenses, sales and marketing expenses, and personnel-related expenses, such as meals, travel and other related expenses, but excluding stock-based compensation and salaries. The Company spent $3,755,973 for the twelve months ended December 31, 2025 on general and administrative expenses as compared to $4,979,243 for the twelve months ended December 31, 2024. This decrease in general and administrative expenses was primarily driven by lower rent and facilities costs resulting from disciplined operational management of the Company, as well as a reduction in travel-related expenses.

Stock Based Compensation

Stock based compensation decreased to $1,694,847 for the twelve months ended December 31, 2025 from $2,404,518 for the twelve months ended December 31, 2024, primarily due to a reduction in the volume of stock option awards granted to consultants and employees, partially offset by higher valuation inputs, including the Company’s common stock price that ultimately is reflected in the Black-Scholes option pricing methodology that determine the amounts charged for stock-based compensation.

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Depreciation Expense

Depreciation expense increased to $3,174,280 for the twelve months ended December 31, 2025 from $657,437 for the twelve months ended December 31, 2024 due primarily to ongoing purchases of laboratory, warehouse, pilot and demo machinery and equipment, as well as leasehold improvements, among others.

Interest Expense

There was no interest expense in 2024 or 2025.

Other Income or Expenses

Other income or expenses consist primarily of dividends from cash accounts, offset by losses from asset write-downs and disposals, and other general and administrative costs. This income was $600,018 for the twelve months ended December 31, 2025, down from $1,012,950 for the twelve months ended December 31, 2024, primarily driven by lower average cash balances year-over-year.

Net Loss

Our net loss was $(20,925,584) for the twelve months ended December 31, 2025, compared to $(20,769,912) for the twelve months ended December 31, 2024. This slight increase in net loss reflects continued investment in the Company’s growth, including technology development, demo plant construction and deployment, and other operating activities, partially offset by disciplined cost management.

Liquidity and Capital Resources

Since our inception in 2018, we have devoted most of our cash resources to employees, consultants, professional services and research and development activities to develop and grow our business. We have financed our operations to date primarily with the use of proceeds from the Founders’ capital, a Series A Preferred Stock offering, a Series B Preferred Stock offering, Regulation CF offerings, Regulation D 506(c) offerings, a Regulation A+ offering, and convertible promissory notes.

To date, the Company has generated minimal revenue from testing customer brines. During 2025, the Company recognized $1.1 million of revenue from sales of membranes and related equipment. The Company has not generated any revenue from technology service fees, and expects to generate minimal product revenue for the foreseeable future. We have incurred losses and generated negative cash flows from operations since inception. During the period from December 2018 (inception) through December 31, 2025, we have incurred cumulative net losses of approximately $73.3 million. Our future expenditures and capital requirements will depend on numerous factors, including, among others, the progress of our research and development efforts, deployment of pilot plants with key customers, and our ability to scale up to commercial operations.

Through December 31, 2025, we have raised capital by exempt offerings of common stock, preferred stock and convertible notes of approximately $151 million, before offering costs and commissions.

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/merger by/with a special purpose acquisition company or other similar go-public event), the Company is granted the option of selling shares of its Common Stock to GEM at a slight discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450.0 million. The Share Purchase Agreement contains several constraints, such as a limitation on the amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

On September 30, 2022, the Company held its first closing under its Regulation A+ offering, which was filed with the SEC through a Form 1-A Offering Circular on June 7, 2022, and received approximately $6.9 million through the sale of Common Stock, net of offering costs and commissions.

During December 2022, the Company raised $15 million through the sale of Series B Preferred Stock in connection with the Series B Offering. In connection with the closing of such Series B Offering, all of the Company’s existing promissory convertible notes, both principal and interest of 7% per annum, were converted into 5,246,610 shares of Series B Preferred Stock, calculated as of December 15, 2022, including a 15% discount to the per-share-price of the Series B Preferred Stock.

In June 2023, the Company entered into two additional joinder agreements to the Series B Transaction Agreements with two separate investors. Pursuant to these joinders, the Company raised approximately $8.5 million investment from Elohim-SW Energy Fund and $8.0 million investment from IMM Battery Fund III. Both of these investments were made on the same terms as the Company’s Series B Preferred Stock investment from December 2022. IMM Battery Fund III is affiliated with POSCO and is the fund vehicle POSCO has used to invest in the Company. Currently, an aggregate of 18,716,442 shares of Series B Preferred Stock are outstanding, as adjusted for the forward stock split.

In October 2023, the Company re-launched its fundraising campaign under Regulation A+ with an offering price of $8.00/share. Due to strong demand for the Company’s stock, the Company was able to increase the offering price to $9.00/share in February 2024 and to $9.50/share in June 2024. In October 2024, the Company’s investment offering successfully concluded with $73,686,484.50 in cumulative gross proceeds and fees collected, and before offering costs and commissions.

In July 2025, EnergyX launched a new Regulation A+ offering of up to 2,700,000 shares of its common stock, par value $0.01 per share, at a price of $10.00 per share. In addition, the Company reserved a fixed pool of 200,000 shares for issuance in the offering as a bonus, referred to as the Bonus Shares, at no additional cost. Bonus shares are only issuable to qualifying investors who are either (i) existing EnergyX investors or (ii) new investors who invest over $5,000. As of October 27, 2025, the Company exhausted the Bonus Share reserve of 200,000 shares and as such, will not issue additional Bonus Shares. As of December 31, 2025, the Company raised approximately $17.6 million in gross proceeds before offering costs and commissions.

In October 2025, the Company increased the share price of its Regulation A+ offering to $11.00/share and, as of December 31, 2025, has raised approximately $1.4 million in gross proceeds before offering costs and commissions.

Additionally, the Company raised $242,000 before offering costs and commission in 2024 under a Regulation D offering. The Company raised a further $1.9 million before offering costs and commissions under Regulation CF.

Capital Expenditures

During 2025, the Company ramped up its capital expenditure related to the development of its Black Giant and Lonestar Projects as well as spending on its demonstration plants in the US and in Chile. In addition, the Company finalized its pre-feasibility (PFS) studies on Black Giant and Lonestar projects with a major engineering, procurement and construction (EPC) company.

Leases

Leases: Texas, USA

Headway Site in Austin, Texas - On June 1, 2021, the Company entered into a lease agreement for office and lab space in Austin, TX (“Headway Site”). On October 7, 2021, the Company extended the lease agreement on the same terms with a lease termination date of May 31, 2022. The Company further extended lease obligations in February 2022 and in January 2023. During February 2023, the Company extended and expanded its lease for an additional 3 years, extending the term through January 2026.

Ridgepoint Site in Austin, Texas - On October 11, 2022, the Company entered into a lease for its new office and laboratory space in Austin TX (“Ridgepoint Site”). The new facilities span approximately 36,000 square feet and has been remodeled by the Company. The lease agreement has an initial term of seven years and the Company is obligated to pay aggregate annual rent of approximately $5.8 million over the seven years. The lease began upon the Company moving into the space during October 2024 and was granted a certificate of occupancy. On April 15, 2024, the Company entered into a first amendment to this lease. The amendment includes adjustments to certain terms and conditions of the original lease agreement, including a revised lease commencement date of June 1, 2024. On January 31, 2025, the Company received a $900,000 tenant improvement allowance under its lease agreement related to the Ridgepoint Site lease, after fulfilling the specified contractual requirements.

Rutherford Site in Austin, Texas - On July 1, 2023, the Company entered into a month-to-month lease for an engineering build space in Austin, TX (“Rutherford Site”). This facility spans approximately 6,800 square feet of rentable space. On September 6, 2023, the Company entered into a second amendment to the lease with the landlord to replace certain HVAC equipment, with the Company paying an immaterial amount towards the cost of the replacement. On May 16, 2024, the Company entered into a third amendment to its warehouse lease agreement at the Rutherford Site, extending the lease for an additional term of 36 months. The lease, covering approximately 5,600 square feet of warehouse space (Unit G100), will now extend from July 1, 2024, through June 30, 2027. In October 2024, the Company’s operations team and activities from our build facility, along with both the offices at our Rutherford Site, have been relocated to our Ridgepoint Site. As of January 1, 2025 the Company has been actively marketing the Rutherford Site for sublease.

Elm Site in Hooks, Texas - On September 11, 2024, EXSO entered into a lease agreement for office and lab space in Hooks, TX (“Elm Site”). The facility spans approximately 22,150 square feet and includes a parcel of land of approximately one acre. The lease agreement has an initial term of three years through July 2027, with two options of one year each. EXSO is obligated to pay approximately $278,700 over the initial term. The first and second one-year options would add additional rent of approximately $96,815 and $99,720, respectively.

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Leases: Antofagasta, Chile (“Testbed”)

“Las Ilusiones Street” (“Lot A”) – On June 1, 2023, EnergyX Chile SpA leased a 3,000 square meters site with a 799 square meters warehouse with electricity (“Lot A”) for its Testbed facility for 5 years in the city of Antofagasta, Chile. The lease term can be extended for five terms of 12 months, each. The location was strategically located nearby two ports.

“Los Pensamientos Passage” (“Lot B”) – On June 1, 2024, EnergyX Chile SpA entered into a first amendment to the lease agreement for a second lot, Lot B, for its Testbed facility. The amendment adjusts certain terms and conditions of the original Lot A lease agreement, including an increase in the leased area from 3,000 m2 to 5500 m2 and a rise in the monthly payment from UF 120 to UF 170 (approximately USD 4,968 to USD 7,038). The end date of the contract remains unchanged. The Company has recognized the Right-of-Use (ROU) asset and corresponding lease liability in its financial statements, reflecting the updated lease area and new payment terms. Future payments and the discount rate were recalculated as necessary in accordance with IFRS 16.

Financed Equipment Leases (Texas, USA and Chile)

In March 2025, the Company entered into lease arrangements of two pilot-scale system units utilized at its pilot plant operations in Texas, USA, and Antofagasta, Chile. The arrangements include the design, fabrication, delivery, and lease of the equipment. The payment structure includes upfront and milestone-based payments during fabrication and delivery, with the remaining consideration invoiced as monthly lease payments of approximately $4,500 over a minimum lease term of 24 months. The lease arrangement also includes a purchase option of $1 at the end of each of the lease terms. Accordingly, the leases are classified as finance leases under ASC 842. The agreements also include provisions requiring payment of remaining contractual amounts in the event of early termination.

Credit Facilities

The Company has not entered into any credit facility with a bank or financial institution at this time.

Plan of Operations

Our current plan of operations requires us to raise significant additional capital. We were successful in raising the maximum amount allowed through the Regulation A+ offering in 2024, and the Company had sufficient cash resources to fund its plan of operations through the end of Q2 2026. We are raising additional funding through a new Regulation A offering (as described under Subsequent Events), and if we are successful, we believe the Company will have sufficient cash resources to fund its plan of operations at least through the end of Q4 2027. If we are unable to do so, we may have to delay and possibly cease some operations.

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement aspects of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

Contractual Obligations, Commitments and Contingencies

In November 2020, the Company and ProfMOF AS, org, a company duly incorporated and existing under the laws of Norway (“ProfMOF”) entered into a Sublicensing Agreement for ProfMOF’s rights in intellectual property, which were originally licensed in June 2020 from Inven2, the fully owned technology transfer office of the University of Oslo. As part of the Sublicensing Agreement, the Company was required to make an up-front payment (including milestone payments) worth a total of $1,000, as well as semi-annual royalty payments with a sliding percentage scale based on the number of kilograms of the Licensed Product, as defined by the Sublicensing Agreement, the Company manufactured. Under the Sublicensing Agreement, ProfMOF shall defend any infringement within 30 days of becoming aware of such infringement. If ProfMOF does not take necessary steps to defend such infringement, the Company may at its own expense defend the Patent Rights as defined by the Sublicensing Agreement and deduct such costs from current or future royalty payments. The Sublicensing Agreement is effective until terminated. Due to the evolving nature of lithium technology, the Company has not commercialized the patented technology and thus has paid $0 in royalty payments.

During the third quarter of 2021, the Company exercised its option agreement with the University of Texas for exclusive rights to certain patent applications as part of a Patent License Agreement (the “First UT Patent License Agreement”). As part of the First UT Patent License Agreement, the Company paid for sponsored research at the University in the amount of $150,000 and was required to make annual fixed fee payments of approximately $25,000 plus royalty payments based on any revenue generated from the use of the licensed patents. In July 2022 the Company terminated the First UT Patent License Agreement with the University of Texas, as the Company did not utilize the licensed patents as part of its business, and relinquished all payment obligations, including fixed fees and royalties, due under the First UT Patent License Agreement.

In January 2023, the Company entered into a Second UT Patent License Agreement (the “Second UT Patent License Agreement”) with the University of Texas at Austin (“UT”) for UT’s rights in intellectual property jointly owned with the Company. As part of the Second UT Patent License Agreement, the Company agreed to issue UT 12,500 shares of common stock, and, if the technology which the patents cover is commercialized, agreed to pay UT a 3% royalty of Net Product Sales and 2% of Net Lease Sales based on the two jointly owned patents. The Company is obligated under the Second UT Patent License Agreement to maintain patent prosecution for the intellectual property, which pertains to battery framework technology and selective ion separation or transport methodology.

In November 2023, EnergyX Chile entered into an asset purchase agreement with Disruptive Electromobility SpA, a Chilean mining company, for the purchase of approximately 36,300 hectares of mining tenements in and around the Salar de Punta Negra, Antofagasta region, Chile, consisting of 127 exploration mining claims, and Multum Aurus 1 SpA, a Chilean mining company and an affiliate of Disruptive, for approximately 1,740 hectares of tenements in and around the Puerto de Mejillones, Mejillones, Chile, consisting of 6 mining concessions (collectively, the “Sellers”) in exchange for (i) a cash consideration to be paid to Sellers, (ii) a cash contribution to develop the project, allocated specifically for the operational and developmental needs of EnergyX Chile for the assets, (iii) a gross royalty on sales produced from the assets, and (iv) equity in EnergyX to be paid to Disruptive in the form of restricted stock units that convert into common stock of EnergyX upon meeting certain milestones and vesting parameters.

In November 2024, EXSO entered into a series of option agreements with a political agency to secure the mineral rights on acreage owned by such agency in Northeast Texas, in the Smackover region. The Smackover is a geographical formation within which there is believed to be a high concentration of lithium in underground brine. The parties entered into an option to purchase real property, which unlocks the two remaining options to mine for brine and minerals. Under the option to purchase real property, EXSO has two years to exercise the option to purchase 82.5 acres of land, after which it has 5 years to exercise the option to purchase the remaining 250 acres. Upon EXSO exercising the purchase for 82.5 acres, it shall have the right to exercise the option to lease for brine and minerals within 180 days across approximately 12,500 acres. The purchase of the 82.5 acres is conditioned upon EXSO investing $100,000,000 in capital improvements upon the property, thereby creating 100 full time jobs, within 5 years of purchase. If the condition is not met, the political agency has a right of reverter, however EXSO can buy out the right of reverter for $5,000,000. On September 11, 2024 we entered into a lease to an industrial space within which we are building a demonstration plant which we intend to support our future mining operations. The options are contingent on the lease remaining in place.

We entered into a Share Purchase and Sale Agreement with Pantera Lithium Ltd. and Daytona Lithium Pty. Ltd. on September 26, 2025, pursuant to which we acquired Daytona, its wholly owned subsidiary, Folsom Point Energy, LLC, and as a result, all of Folsom’s ownership interest in and to the mineral leases in the Smackover Formation of Southwest Arkansas. The agreement closed on October 1, 2025. Under the Agreement, we agreed to pay Pantera up to AUD 40.0 million, consisting of AUD 6.0 million in cash (payable in three equal installments, with the first at closing and the remaining two at nine-month intervals) and 2,344,828 shares of the company’s common stock issued at closing, valued at $9.50 per share for an aggregate value of AUD 34.0 million. We also reimbursed Pantera for certain legal expenses and paid all applicable transfer duties.

Our management regularly evaluates these obligations and contingencies to ensure adequate liquidity and compliance with all contractual and legal requirements. The company’s ability to meet these obligations will depend on its ongoing access to capital and successful execution of its business plan.

Off-Balance Sheet Arrangements

A commercial bank issued an irrevocable standby letter of credit on behalf of the Company for $500,000. The irrevocable standby letter of credit represents funds due and owing to the commercial bank as a result of the Company’s default under one or more of the terms of the lease agreements by and between the Company and its landlord. This letter of credit had an original expiration of October 16, 2023, but such letter of credit was automatically extended for two additional periods of one year each, without amendment, from the expiration date. In no event shall this letter of credit be automatically extended beyond June 30, 2030. No amounts have been drawn under the standby letters of credit.

Plan of Operations

Our current plan of operations requires us to raise significant additional capital. If we are successful in our capital financing endeavors, including the sale of our shares in this offering, we believe that the Company will have sufficient cash resources to fund its plan of operations at least through the end of Q4 2026. If we are unable to do so, we may have to delay and possibly cease some operations.

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement aspects of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

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Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates, or that may otherwise arise from transactions in derivatives. However, we are exposed to foreign currency exchange rates in Chile and Argentina.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

Relaxed Ongoing Reporting Requirements

Regulation A+ provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

We filed our initial Offering Statement on July 8, 2022 as well as several post-qualification amendments and supplements, and the Company may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act). If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to 5 years, though if the market value of our Common Stock that is held by non-affiliates exceeds $750 million, we would cease to be an “emerging growth company.”

We have commenced reporting under the Regulation A+ reporting requirements. If we elect not to become a public reporting company under the Exchange Act, we will be required to continue to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A+ are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Trend Information

Because we are still in the startup phase and have been advancing our research and product development and pilot deployment activities, we are unable to identify any recent trends in revenue or expenses. Thus, except as set forth below, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Annual Report to not necessarily be indicative of future operating results or financial condition.

Unpredictable events and associated business disruptions including delayed piloting trials and laboratory resources could harm our financial condition, affect our operations, increase our costs and expenses, and impact our ability to raise capital. Our operations could be subject to unpredictable events, such as snowstorms, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics, and other natural or manmade disasters or business interruptions, for which we may not be insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition. The ultimate impact on us and any delays in our research and development is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including Cash and Cash Equivalents approximate fair value due to the short-term nature of those instruments. The Company determines the fair value based upon the exit price that would be received to sell an asset or paid to transfer as liability in an orderly transaction between market participants, as determined by either the principal market or most advantageous market. Inputs used in the valuation techniques to derive fair value are classified based on a three-level hierarchy. These levels are:

Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs. Cash equivalent accounts, consisting primarily of treasury bills (“T-bills”) issued by the US Treasury are classified as Level 1.

Level 2 — Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3 — Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of December 31, 2025, and 2024, the carrying amount of the Company’s financial instruments were determined using Level 1 inputs.

Stock-Based Compensation

The Company follows the provisions of ASC 718-20, Stock Compensation, Awards Classified as Equity, requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. Compensation expense for options granted and expected to vest to employees, directors and certain service providers (“grantees”), and expected to vest, is determined based on estimated fair value of the options at the time of grant using the Black- Scholes option pricing model, which considers, as of the grant date, the estimated fair market value of the underlying Shares, expected volatility, expected dividend yield and the risk-free interest rate over the expected life of the option. The grant date fair value of Restricted Share Awards (RSAs) is based on the estimated value of the restricted share on the date of grant. The compensation cost for all share-based awards is recognized as an expense over the grantee’s requisite service period (generally the vesting period of the equity award), except for costs related to persons directly involved in the development and/or construction of the projects which are capitalized into Construction in Progress during the capitalization period. Shares are issued from authorized capital stock in settlement of options exercised. RSAs are included in Shares issued and outstanding from the date of issuance. Forfeitures are accounted for as they occur.

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Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this filing.

Name	Position	Age	Term of Office
Officers:
Teague Egan	Founder, President, and Chief Executive Officer	37	7 years
Amit Patwardhan	Chief Technology Officer	52	6 years
Mayank Sharma	Chief Financial Officer & Treasurer	46	3 years
Simonida Tilton	Corporate Counsel and Secretary	39	3 years

Directors:
Teague Egan	Director, Founder, and Chief Executive Officer	37	7 years
Michael Egan	Director	86	6 years
Kris Haber	Director	54	5 years
Stefon Crawford	Director	39	3 years
Paul Leggett	Director	49	2 years

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth herein and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

Michael Egan is the father of our Founder, President, and Chief Executive Officer Teague Egan.

Business Experience

Teague Egan—Founder, CEO, President & Chairman

Mr. Teague Egan is the Founder and CEO of EnergyX. He is responsible for all aspects of building the company into a future world leader in renewable energy technologies. His focus is on commercializing the GET-Lit™ and SoLiS™ technologies.

Mr. Teague Egan’s background is one of serial entrepreneurship, investing, inventing, and philanthropy. He has been investing in public sector energy assets and sustainable technologies since 2013. Prior to EnergyX, he previously started businesses in entertainment, music, and sports, and is also the inventor of energyDNA – a patented multi-component graphene textile fiber technology. Mr. Teague Egan founded Innovation Factory VC, a venture capital fund focused on tech, life sciences, real estate, and consumer products in 2012.

Most of his philanthropic efforts are associated with the Thomas E. Smith Foundation. He is the co-founder of Dance for Paralysis, The Reality Ride Challenge, and The Kindness Project. Mr. Teague Egan is an alumnus of University of Southern California’s Marshall School of Business and received his bachelor’s degree in Entrepreneurship. After graduating from USC, Egan went on to complete the Executive Program in exponential technology including artificial intelligence, synthetic biology, and nanotechnology at Singularity University.

Michael Egan—Director

Mr. Egan has served as a Director of the Company since 2019. He has spent over 35 years working in the travel industry. He started at Alamo Rent A Car, Inc. in 1973, became an owner in 1979, and became chairman and majority owner from 1986 to 1996 when he sold the company to AutoNation for $625 million. In 2000, AutoNation spun off the car rental division and he was named chairman and served in that position until 2003.

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Since 1996, Mr. Egan has served as the controlling investor of Dancing Bear Investments, Inc., a privately held investment company where he was the controlling shareholder of Nantucket Nectars and theglobe.com. Prior to his many business successes, Mr. Egan held various administration positions at Yale University and taught at the University of Massachusetts at Amherst. He is a graduate of the Cornell University School of Hotel Administration.

Throughout his career, he has been presented with many honors and awards, including the prestigious Horatio Alger Distinguished American Award in 1997.

Kris Haber—Director; Vice Chairman

Mr. Kris Haber has served as a Director of the Company since April 2021. He is an American businessman who, over the course of his 30-year career, has led the growth and development of successful boutique and scaled global financial enterprises. Previously, Mr. Haber held various roles at Lazard Asset Management, LLC., a division of Lazard, LTD., a firm managing approximately $170 Billion in assets under management. He spent approximately 14 years at Lazard rising to Managing Director and Head of Alternative Investments. As a prominent figure within the investment arena, he has been engaged in a variety of control-oriented, middle market buyout, and early-stage investment acquisitions within technology, healthcare, and consumer products.

During his tenure Mr. Haber has held the position of COO and Chairman of Safanad, LTD where he managed its business in the UK, UAE and US and teams responsible for 36 transactions. Previously, he held the position of COO and Partner at Advent Capital Management, LLC in New York, an advisory firm managing in excess of $11B on behalf of corporations, sovereign wealth funds and high net worth individuals, globally. As a seasoned veteran, Mr. Haber’s background combines experience including posts as CEO of Presidio Capital Group, LLC. and President of Threadneedle Investments NA, LLC a division of Ameriprise, Inc, a $900B asset management firm. Mr. Haber is engaged in various board level and philanthropic activities as a director, officer and advisor to corporate entities and non-profits.

Stefon Crawford—Director; Partner at GM Ventures

Mr. Stefon Crawford has served as a Director of the Company since December, 2022. Stefon started at General Motors Ventures (GMV) in 2016 as an Investment Analyst and was promoted in 2018 to Associate and to Partner in 2023. Prior to GMV, from March 2011 to March 2016, Stefon spent 5 years in financial services at Rocket Mortgage. Stefon has earned a Bachelor’s degree in Business Administration from Eastern Michigan University as well as Executive Certificates in Negotiation and Venture Capital from HBS, Wharton Business School, and HAAS School of Business, University of Berkeley California.

Paul Leggett—Director

Mr. Paul Leggett has served as Director of the Company since January 2024. Paul also serves as Managing Director at Mithril Capital Management. Prior to Mithril, Mr. Leggett helped lead Morgan Stanley’s Clean Energy investment banking business with additional interests in energy policy, energy security and technology innovation. He also worked in Morgan Stanley’s Global Sustainable Finance and Mergers & Acquisitions groups. Mr. Leggett began his career in Natural Resources at Lehman Brothers. He is a member of the DOE HTAC, Sierra Club Clean Technology Leadership Council as well as a former Corporate Leader and current Term Member of the Council on Foreign Relations. He earned an MBA from the Darden School of Business at the University of Virginia and a BA in Political Economy from Tulane University.

Dr. Amit Patwardhan—Chief Technology Officer

Dr. Amit Patwardhan heads all technology development at EnergyX including both the GET-Lit™ program and the solid-state battery SoLiS™ program. Dr. Patwardhan started as a consultant with EnergyX January 2020 and became a full-time employee June 2021.

Prior to joining EnergyX, Dr. Patwardhan held senior leadership roles with Rio Tinto (from September 2007—May 2019), a global Fortune 500 company with over $40 billion in revenue, in their Industrial Minerals business group and corporate technology group. Dr. Patwardhan was the co-inventor of an innovative process to recover lithium values from a very large new mineral discovery in Serbia and led the process development and piloting of the process. He also led the process development of a lithium byproduct recovery project in Southern California. Dr. Patwardhan has experience with research, process and project development, process optimization and business improvement.

Dr. Patwardhan has published over 50 articles in peer-reviewed journals and conferences and has served on National Committees of the Society of Mining Engineers for two terms. He received his BS degree in Chemical Engineering from the Indian Institute of Technology and his MS, PhD and MBA degrees from the Southern Illinois University.

Mayank Sharma, Chief Financial Officer & Treasurer

Mayank Sharma is the Chief Financial Officer at EnergyX and has served in this role since June 2023. In March 2024, he also assumed the responsibility of Treasurer for the Company. Mr. Sharma oversees all financial and accounting operations for the Company.

Prior to joining EnergyX, Mr. Sharma served as Chief Financial Officer of Imperium3 New York, Inc., a lithium-ion battery manufacturing company from January 2022 to June 2023. Since 2019, Mayank has also served on the Board of Directors for TransTrac Technology Services Private Limited (d/b/a CredoPay), a payment processor company. From September 2006 to September 2019, Mayank served as a Director of Investment Banking at HSBC Bank PLC. From November 2019 to October 2021, Mr. Sharma served on the Board of Directors for EzSwype Business Solutions Private Limited, a merchant aggregator company.

Mr. Sharma has a Bachelor of Computer Applications from University of Delhi, Diplôme d’Ingénieur (MS Engineering) from Centrale Supélec and Masters in Management from ESSEC Business School, Paris.

Simonida Tilton, Secretary

Simonida was elected Secretary by the Board on May 2, 2024. Ms. Tilton oversees all legal transactions for the Company. Prior to joining EnergyX, Ms. Tilton served as Of Counsel at Dunn Carney, LLP, an Oregon-based law firm. Ms. Tilton obtained her Juris Doctor from Chicago-Kent College of Law in Chicago, IL, and her Bachelors degree in Law and Business from Oxford Brookes University.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The Board of Directors currently implements its risk oversight function as a whole. Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board of Directors for further consideration. Currently there are 5 members of the Board of Directors.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for on the Board following the annual meeting of stockholders as appointed or until their successors have been elected and qualified as per the Certificate of Incorporation.

10

Involvement in Certain Legal Proceedings

To our knowledge, except as described below none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Directors and Executive Officers

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the fiscal year ended December 31, 2025.

	Capacity in which	Cash Compensation	Other Compensation(1)	Total Compensation
Name	compensation was received	($)	($)	($)
Teague Egan (1)	Chief Executive Officer, President and Director	300,000	—	300,000
Amit Patwardhan (2)	Chief Technology Officer	275,000	50,000	320,000
Mayank Sharma (3)	Chief Financial Officer and Treasurer	275,000	25,000	300,000
Simonida Tilton (4)	Corporate Counsel & Secretary	225,000	50,000	275,000

(1)	Our Founder and CEO, Teague Egan, entered into an employment agreement with the Company, effective November 1, 2021. He was not compensated for his services prior to such time. The Company reimburses Mr. Egan for reasonable business travel and related expenses.

(2)	Mr. Amit Patwardhan’s salary is $275,000 per year with an allocated annual bonus of $50,000 in 2025. Mr, Patwardhan beneficially 1,172,000 shares of common stock, consisting of (i) 5,000,000 shares of common stock issuable to Mr. Patwardhan upon exercise of a stock option granted to him under our 2021 Equity Incentive Plan, of which 3,828,000 shares remain subject to vesting in accordance with the applicable award agreements, (ii) 1,920,000 shares of common stock issuable to The Point LLC, a Utah limited liability company owned by Mr. Patwardhan, upon exercise of stock options granted to him under our 2019 Equity Incentive Plan, (iii) 2,880,000 shares of common stock issuable to The Point LLC upon exercise of a stock option granted to that entity under our 2021 Equity Incentive Plan, of which 1,152,000 remain subject to vesting in accordance with the applicable award agreement.

(3)	Mr. Mayank Sharma joined the Company in June of 2023 and received a moving expense allocation of $5,000. Mr. Sharma’s salary is $275,000 per year with an allocated bonus of $25,000. Mr. Sharma beneficially owns 876,000 shares of common stock issuable upon exercise of stock options granted under our 2021 Equity Incentive Plan, of which 3,524,000 shares remain subject to vesting in accordance with the applicable award agreements.
(4)

Mrs. Simonida Tilton joined the Company in August of 2023 and receives a salary increase to $225,000 per year with a $50,000 bonus in 2025. Mrs. Tilton beneficially owns 320,500 shares of common stock issuable to her upon exercise of stock options granted under our 2021 Equity Incentive Plan, of which 579,500 shares remain subject to vesting in accordance with the applicable award agreements.

11

Director Compensation

Except as provided below, no cash compensation was paid to the Company’s directors for their service during the years ended December 31, 2025 or 2024.

Mr. Michael Egan received a restricted stock award in 2019 for services provided to the Company as a Director. The estimated fair market value of the restricted stock award as of the date of grant was approximately $2,400 to be amortized over the vesting term of four (4) years.

In 2021, Mr. Kris Haber entered into an advisory agreement with the Company as a Director. He receives $8,333 per month for assisting the Company as Vice Chairman of EnergyX in various functions. Mr. Haber’s advisory agreement terminated in 2025. Additionally, Mr. Haber was granted a non-qualified stock option award agreement for 3,600,000 options where 2,400,000 options are vesting on a four (4) year vesting schedule, and 1,200,000 options are based on the Company reaching financing milestones including an IPO or liquidity event.

In 2024, Mr. Paul Leggett was granted a non-qualified stock option award agreement for 1,000,000 options vesting on a four (4) year vesting schedule.

CEO Stock Option Award Agreement

Pursuant to the CEO Stock Option Award Agreement, on March 8, 2022, we granted our CEO, Teague Egan, a non-qualified stock option award equal to options to purchase 7,718,516 shares of common stock under our 2021 equity incentive plan exercisable at $0.71 per share. In accordance with CEO Stock Option Award Agreement the stock option awards are subject to a vesting schedule upon completion and/or achievement of either (i) the number of operational milestones which include successful completion of GET-Lit™ demo plant, execution of purchase agreements or commercial plant contracts for specified amounts; or (ii) market capitalization milestones, or MCM, which includes exceeding the requisite enterprise value threshold applicable to each MCM for a sustained period of time.

Employment Agreements

We have employment agreements with our CEO, Mr. Teague Egan, our Chief Technology Officer, Dr. Amit Patwardhan, our Chief Financial Officer, Mayank Sharma, and we had an employment agreement with our now former General Counsel, Mr. Kevin Shin. Each of the employment agreements provide for a cash salary and participation in all employee benefit plans sponsored by the Company in addition to paid vacation time and reimbursement for reasonable expenses.

Mr. Egan’s employment agreement provides for equity-based awards as determined by the Board of Directors in its discretion. The term of Mr. Egan’s employment agreement is extended automatically unless terminated earlier by either party. The Company may terminate Mr. Egan’s employment agreement, for cause, as defined in the agreement, at any time, without any advance notice. Further, subject to the terms of the agreement, Mr. Egan may terminate employment with us, at any time for any reason or no reason at all, upon twelve (12) weeks advance written notice. Subject to the notice provisions described in the agreement, Mr. Egan may terminate employment with us for good cause as defined in the agreement.

Dr. Patwardhan’s employment agreement provides for an annual base salary of $275,000 and stock option awards that vest over a period of 4 years and upon achieving certain milestones. Dr. Patwardhan is entitled to an annual cash bonus of $50,000. The Company may terminate Dr. Patwardhan’s employment for cause at any time, without any advance notice. Further, subject to the terms of the agreement, Dr. Patwardhan may terminate employment with us, at any time for any reason or no reason at all, upon six (6) weeks advance written notice.

Mr. Sharma’s employment agreement provides for an annual base salary of $275,000  and stock option awards that vest over a period of 5 years and upon achieving certain milestones. Mr. Sharma is entitled to an annual cash bonus of $25,000 and relocation assistance of up to $5,000. The Company may terminate Mr. Sharma’s employment for cause at any time, without advance notice. Further, subject to the terms of the agreement, Mr. Sharma may terminate employment with us, at any time for any reason or no reason at all, upon two (2) weeks advance notice.

Mrs. Tilton’s employment agreement provides for an annual base salary of $225,000  and stock option awards that vest over a period of 5 years and upon achieving certain milestones. The Company may terminate Mrs. Tilton’s employment for cause at any time, without advance notice. Further, subject to the terms of the agreement, Mrs. Tilton may terminate employment with us, at any time for any reason or no reason at all, upon two (2) weeks advance notice.

12

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Stock as of December 31, 2024, as adjusted for the forward stock split, held by: (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. There were 110,373,600 shares of Common Stock outstanding, 42,000,000 shares of Preferred Stock Founders-1 outstanding, 21,260,928 shares of Preferred Series A Stock outstanding, and 18,716,442 shares of Preferred Series B Stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to the conversion of a security, or subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Annual Report, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. The persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of March 31, 2026. Unless otherwise indicated, the business address of each person listed is c/o 2535 Ridgepoint Drive—Suite 100, Austin, TX, 78754.

Title of Class	Name of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable by Exercise of Option or Conversion of Security	Percent of Class
Common Stock	Teague Egan—Founder and CEO.	77,962,5000 Voting	7,718,516	74%
Common Stock	All Executive Management and Directors	78,562,500 Voting	26,920,930 Options	91%
Preferred Stock	Teague Egan—Founder and CEO.	44,685,494 Voting	N/A	55%
Preferred Stock	All Executive Management and Directors	58,876,732 Voting	N/A	72%

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

Except as described below and except for employment arrangements which are described above under “Compensation of Directors and Executive Officers,” there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers, holders of more than 1% of our Common Stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

In November 2019, the Company entered into a convertible promissory note agreement with Egan Global Management LLC, wholly owned by our founder and CEO Teague Egan, for approximately $505,000 that was due and payable after October 31, 2021. In accordance with the conversion feature of the convertible promissory note, the note was converted into Preferred Series A shares on April 1, 2021. As of the date of this Annual Report, no funding obligations exist between us and Egan Global Management LLC.

In September 2022, the Company entered into convertible promissory note agreements with Egan Global Management LLC, wholly owned by our founder and CEO Teague Egan, and separately with Michael Egan, each for $1,000,000 that were due and payable after December 31, 2024. In accordance with the conversion feature of the notes, both notes were converted into Preferred Series B shares on December 15, 2022. As of the date of this Annual Report, no funding obligations exist between the Company and Egan Global Management LLC or Michael Egan.

Except as set forth above, none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We have also entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

Review, Approval and Ratification of Related Party Transactions

The Board of Directors reviews and approves all related party transactions.

Item 6. Other Information

N/A

Item 7. Financial Statements

I, Teague Egan (“Full name”) certify that:

(1) the financial statements of Energy Exploration Technologies, Inc. included in this Form are true and complete in all material respects; and

(2) the tax return information of Energy Exploration Technologies, Inc. included in this Form reflects accurately the information reported on the tax return for Energy Exploration Technologies, Inc. filed for the fiscal year ended 12/31/2025.

/s/ Teague Egan
Full name: Teague Egan
Position: CEO
Date: April 23, 2026

13

ENERGY EXPLORATION TECHNOLOGIES, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2025 and 2024, and Independent Auditors’ Report

ENERGY EXPLORATION TECHNOLOGIES, INC.

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Energy Exploration Technologies, Inc.:

Opinion

We have audited the accompanying consolidated financial statements of Energy Exploration Technologies, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“US GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Company’s Operations

As described in Note 9 to the consolidated financial statements, the Company has not commenced its operations and its future success depends on the achievement of profitable operations and obtaining the necessary financing. Our report was not modified with respect to that matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

F-2

To the Board of Directors and Stockholders of
Energy Exploration Technologies, Inc.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with auditing standards generally accepted in the United States of America, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

F-3

To the Board of Directors and Stockholders of
Energy Exploration Technologies, Inc.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Driven, P.S.C.

License No. 329 Expires December 1, 2027

Guaynabo, Puerto Rico

March 30, 2026

F-4

ENERGY EXPLORATION TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	AS OF DECEMBER 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$8,593,060	$36,019,781
Accounts receivable	35,888	134,630
Unbilled revenue	386,379	-
Prepaid expenses, deposits and other assets	910,486	2,062,997
Total current assets	9,925,813	38,217,408
Value-added tax asset	4,741,913	1,768,340
Inventory	176,047	-
Property, plant and equipment, net	35,825,513	25,074,521
Intangible assets	42,161,557	6,100,385
Operating lease right of use asset	2,720,948	4,296,516
Financing lease right of use asset	594,364	265,317
Total assets	$96,146,155	$75,722,487
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,474,762	$3,865,300
Operating lease liability—short term	592,166	748,944
Financing lease liability—short term	382,601	62,924
Deferred purchase consideration—short term	1,272,123	-
Accrued and other liabilities	818,420	609,468
Total current liabilities	5,540,072	5,286,636
Lease liabilities:
Operating lease liability—long term	3,008,155	3,600,322
Financing lease liability—long term	219,388	173,639
Deferred purchase considerations—long term	1,184,285	-
Deferred tax liability	513,268	-
Total liabilities	10,465,168	9,060,597
Stockholders’ equity:
Founders—1 preferred stock at $0.01 par value, 42,000,000 shares authorized, issued and outstanding in 2025 and 2024 (See Note 1)	420,000	420,000
Preferred stock—series A at $0.01 par value, 21,260,928 shares authorized, issued and outstanding in 2025 and 2024 (See Note 1)	212,610	212,610
Preferred stock—series B at $0.01 par value, 18,716,442 shares authorized, issued and outstanding in 2025 and 2024 (See Note 1)	187,164	187,164
Common stock at $0.01 par value, 400,000,000 shares authorized; 114,889,200 shares issued and outstanding in 2025 and 110,042,200 shares issued and outstanding in 2024 (See Note 1)	1,148,892	1,100,422
Warrants	75,000	75,000
Additional paid-in capital (See Note 1)	156,904,042	117,055,253
Accumulated deficit	(73,266,721)	(52,388,559)
Total stockholders’ equity	85,680,987	66,661,890
Total liabilities and stockholders’ equity	$96,146,155	$75,722,487

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ENERGY EXPLORATION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024
REVENUES:
Customer income	$1,402,574	$385,000
COST OF REVENUES:
Cost of customer income	506,551	-
GROSS PROFIT	896,023	385,000
EXPENSES:
Salaries and consulting	11,415,621	11,377,512
Professional services	810,872	1,083,939
Research and development	1,056,764	1,665,213
General and administrative costs	3,755,973	4,979,243
Stock based compensation	1,694,847	2,404,518
Depreciation and amortization expense	3,174,280	657,437
Total expenses	21,908,357	22,167,862
LOSS FROM OPERATIONS	21,012,334	21,782,862
Other income, net	600,018	1,012,950
LOSS BEFORE INCOME TAXES	20,412,316	20,769,912
Income tax expense	513,268	-
NET LOSS	$20,925,584	$20,769,912

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ENERGY EXPLORATION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2025 and 2024

	Preferred Stock	Common Stock	Warrants	Additional Paid-In Capital	Accumulated Deficit	Total
BALANCE—December 31, 2023 (See Note 1)	$819,774	$943,260	$75,000	$57,615,627	$(31,618,647)	$27,835,014
Issuance of common stock (See Note 1)	-	157,162	-	70,527,145	-	70,684,307
Stock issuance costs	-	-	-	(13,492,037)	-	(13,492,037)
Stock based compensation	-	-	-	2,404,518	-	2,404,518
Net loss	-	-	-	-	(20,769,912)	(20,769,912)
BALANCE—December 31, 2024 (See Note 1)	$819,774	$1,100,422	$75,000	$117,055,253	$(52,388,559)	$66,661,890
Issuance of common stock for acquisition	-	23,448	-	22,252,418	-	22,275,866
Issuance of common stock (See Note 1)	-	25,022	-	20,095,345	-	20,120,367
Stock issuance costs	-	-	-	(4,193,821)	-	(4,193,821)
Stock based compensation	-	-	-	1,694,847	-	1,694,847
Prior period adjustment	-	-	-	-	47,422	47,422
Net loss	-	-	-	-	(20,925,584)	(20,925,584)
BALANCE—December 31, 2025 (See Note 1)	$819,774	$1,148,892	$75,000	$156,904,042	$(73,266,721)	$85,680,987

The accompanying notes are an integral part of these consolidated financial statements.

F-7

ENERGY EXPLORATION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025	2024
CASH FLOWS USED IN OPERATING ACTIVITIES:	$(20,925,584)	$(20,769,912)
Net loss
Adjustments to reconcile net loss to net cash flows used in operating activities:
Stock based compensation	1,694,847	2,404,518
Depreciation and amortization	3,174,280	657,437
Loss on disposal of assets	83,078	216,625
Loss on asset write down	129,226	145,631
Deferred income taxes	513,268	-
Non-cash interest expense accretion	56,793	-
Prior period adjustments	47,422	-
Changes in assets and liabilities that increase/(decrease) cash and cash equivalents:
Prepaid expenses and other assets	590,085	450,800
Tenant improvement allowance	900,000	-
Accounts receivable	98,742	(134,630)
Value-added tax asset	(2,973,573)	(1,768,340)
Accounts payable	(1,390,538)	1,466,723
Accrued and other liabilities	208,952	152,727
Change in ROU assets and liabilities	(772,645)	62,961
Net cash used in operating activities	(18,565,647)	(17,115,460)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Additions of fixed assets	(14,500,375)	(21,383,668)
Additions of intangible assets	(8,697,939)	(3,053,088)
Proceeds from sale of fixed assets	7,500	-
Cash paid for asset acquisition	(1,324,591)	-
Net cash used in investing activities	(24,515,405)	(24,436,756)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Payments of financing lease	(272,215)	(95,626)
Issuance of common stock (See Note 1)	25,022	157,162
Additional contributed capital (See Note 1)	15,901,524	57,035,108
Net cash provided by financing activities	15,654,331	57,096,644
Net (decrease)/increase in cash and cash equivalents	(27,426,721)	15,544,428
CASH AND CASH EQUIVALENTS—Beginning of year	36,019,781	20,475,353
CASH AND CASH EQUIVALENTS—End of year	$8,593,060	$36,019,781
SUPPLEMENTAL CASH FLOW DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Equity consideration issued in exchange for assets	$22,275,866	$-
Present value of deferred consideration issued	$2,456,409	$-
Property and equipment included in accounts payable and accrued expenses	$-	$353,618
Prepaid expenses reclassified to property and equipment	$-	$1,235,634
Property and equipment reclassified to intangible assets	$2,727,123	$-
Right-of-use asset obtained in exchange for lease obligations (finance lease)	$597,060	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-8

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

1. NATURE OF BUSINESS

Energy Exploration Technologies, Inc. (“EnergyX” or the “Company”) is an American-based global energy technology company formed on December 18, 2018 under the laws of the Department of State of the Commonwealth of Puerto Rico focused on developing technologies in energy storage and extraction of critical materials such as lithium. The Company plans to fundamentally change the way humanity is “Powering The Future™” and storing clean energy with breakthrough direct lithium extraction, refinery, and production technologies, more effective energy capture and/or energy storage solutions, and initially producing lithium materials for offtake (i.e. sales) into the battery material supply chain. EnergyX has a mission to become a worldwide leader in the global transition to sustainable energy, and plans on becoming one of the biggest lithium companies in the world.

The Company is developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, consumer electronics, and various other applications and appliances. The Company’s objectives are to make lithium production more efficient, cost effective, and environmentally sustainable than existing conventional methods of production. EnergyX has developed several, comprehensive Direct Lithium Extraction (DLE) technologies that create a DLE platform which it has trademarked as GET-Lit™ to process lithium enriched brines found in certain salt flats and other deposit types from around the world. Aspects of the GET-Lit™ platform include, but are not limited to, technology verticals such as membranes, solvent extraction, and ion adsorption. EnergyX has approximately 150 patents or patent applications protecting varying aspects of its proprietary technologies, processes, and utilization.

It is believed that approximately 40% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading data intelligence firm for the minerals and battery supply chain. The northern portion of Chile, the northern portion of Argentina, and the southern part of Bolivia is known as the ‘Lithium Triangle’ as it is projected to hold over 50% of the world’s known lithium deposits. The remaining production of lithium comes from hard rock mining that is mainly completed in Australia, portions of China and other various locations around the world.

EnergyX is innovating and pioneering the advancement of the GET-Lit™ platform, that combines different methodologies, such as absorption, solvent extraction, membranes and others, enabling the Company to attempt to (i) treat essentially any brine, regardless of its composition, (ii) provide a comprehensive process that produces battery-grade lithium, and (iii) achieve industry-leading lithium recoveries, with very low impurities, and one of the lowest capital and operating costs in the industry. EnergyX is currently operating pilot plants in Chile and Texas and developing and implementing demonstration plants scaling its DLE technology at both locations in Chile and in the United States. EnergyX has a strong commitment to environmental sustainability, working to reduce carbon emissions and the ecological impact of energy production.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

In late 2023, EnergyX formed a subsidiary named EnergyX Chile SpA (“EnergyX Chile”), and acquired its first mining tenements in Chile to explore for lithium. The Company discovered lithium and is now developing its lithium enriched brine deposit in Chile, through its wholly owned subsidiary EnergyX Chile; for financial statement purposes, it shall be implied that using the term EnergyX or Company shall include its subsidiaries where applicable. The Company is focused on developing these mining tenements at Salar de Punta Negra into a lithium producing asset with its GET-Lit™ technology and has named this “Project Black Giant.” The Company aims to produce 52,500 tonnes per annum (tpa) of lithium materials from Project Black Giant in Phase I of the development. In addition, the Company acquired rights to mineral deposits and developing a project in the Smackover region of the United States through EXSO, LLC (“EXSO”), a wholly owned U.S. subsidiary of EnergyX. Efforts related to EXSO have been named “Project Lonestar”. Also in the Smackover region, the Company acquired mineral deposit rights through an acquisition of Daytona Lithium Pty Ltd. (“Daytona”), an Australian subsidiary of Pantera Lithium Limited. The Company intends to produce 50,000 tpa of lithium materials under both EXSO and Daytona. Energy Exploration Technologies Argentina SAU (“EnergyX Argentina”), a wholly owned Argentinian subsidiary of EnergyX, may hold and manage potential operations in Argentina.

EnergyX has multiple potential business models which include selling lithium materials in the form of offtake from the projects its developing, licensing its technology to existing resource owners who are looking to improve their production methods, and selling the consumable materials that it plans to make in-house (such as membranes). To that end, EnergyX has developed several formulations of its own ion exchange membranes, stack design, pilot equipment, as well as has procured a commercial roll-to-roll membrane manufacturing equipment, and has full-scale commercial designs for deployment at commercial scales. These are primarily intended for use at its own commercial facilities and for other customers in the lithium industry through its technology licensing business, but the Company recognizes additional opportunities to utilize membrane technology solutions in other industries such as carbon capture. The Company may produce the other consumables from underlying technologies such as adsorption and solvent extraction, which may create additional consumable business lines.

Further, EnergyX is continuously researching and developing proprietary processes, including ideas to eliminate processing steps and produce various lithium material derivatives that may or may not be valuable in the future. One such process example is to go directly from brine to lithium metal material. This innovation would drastically reduce the cost of lithium metal, a core material for next-generation high energy density batteries. Beyond the various business descriptions above, EnergyX believes our technology may have additional applications within energy storage, mineral extraction, and processing of critical minerals being used for lithium battery applications, and we are interested in various other battery base metals and opportunities that present themselves related to such. EnergyX is continuously looking at new opportunities to partner, merge, or acquire lithium resources to expand its project portfolio, and always thinking forward towards its mission of becoming a worldwide leader in the global transition to sustainable energy. We continue to explore and research other applications as they become aware to us.

In late December 2023, EXSO, LLC, was set up and formed to hold the Company’s land acquisition assets onshore US to be effective in 2024. In November 2024, EXSO entered into a series of option agreements with a political agency to secure the mineral rights on acreage owned by such agency in the Smackover region. The Smackover is a geographical formation within which there is believed to be a high concentration of lithium in underground brine. The parties entered into an option to purchase real property, which unlocks the two remaining options to mine for brine and minerals. Under the option to purchase real property, EXSO has two years to exercise the option to purchase 82.5 acres of land, after which it has 5 years to exercise the option to purchase the remaining 250 acres. Upon EnergyX exercising the purchase option for 82.5 acres, it shall have the right to exercise the option to lease for brine and minerals within 180 days across approximately 12,500 acres. The purchase of the 82.5 acres is conditioned upon EnergyX investing $100,000,000 in capital improvements upon the property, thereby creating 100 full time jobs, within 5 years of purchase. If the condition is not met, the political agency has a right of reverter, however, EnergyX can buy out the right of reverter for $5,000,000. The options are contingent on the lease in Hooks, Texas remaining in place.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

On March 18, 2024, EnergyX Argentina, was set up and formed to hold and manage the assets and liabilities related to EnergyX Argentina’s operations to be effective in 2024. During 2024, EnergyX Argentina had no material assets and there was minimal financial activity in this subsidiary.

On March 3, 2025, by written consent (“Written Consent”), the Requisite Holders and the Majority Holders (as defined in the Company’s Certificate of Incorporation), approved a Fifth Amended and Restated Certificate of Incorporation allowing a 2 for 1 forward stock split (“Forward Stock Split”), provided, that on a pre-split basis, the number of authorized shares of Series B Preferred Stock were reduced from 13,996,591 to 9,358,221, such that post-split the Series B Preferred Stock amounted to 18,716,442; and on a pre-split basis, the number of authorized shares of Common Stock were increased from 138,048,205 to 200,000,000, such that post-split the Common Stock amounted to 400,000,000; resulting in an increase to the Company’s total authorized capital stock from 183,675,260 to 481,977,370 shares. The Forward Stock Split did not modify or change the par value of the Common and Preferred shares.

On March 21, 2025, the Company filed its Fifth Amended and Restated Certificate of Information with the Secretary of State of Puerto Rico. As part of the Forward Stock Split, (A) every one issued and outstanding share of Common Stock were automatically changed, reclassified, separated and constitute two fully paid and nonassessable shares of Common Stock and (B) every one issued and outstanding share of Preferred Stock were automatically changed, reclassified, separated and constitute two fully paid and nonassessable shares of the same series of Preferred Stock.

In addition, the number of common shares into which EnergyX’s outstanding stock options and restricted stock as well as the options’ relevant exercise price per share were proportionally adjusted to reflect the Forward Stock Split. The number of shares authorized for issuance under EnergyX’s equity incentive plan were also proportionally increased to reflect the Forward Stock Split.

Lastly, EnergyX issued new stock certificates to its shareholders in connection with the implementation of the Forward Stock Split through the Company’s equity management platform, Carta, and through the Company’s transfer agent, DealMaker Transfer Agent LLC, who will manage the exchange of stock certificates for certain Common shareholders.

On April 9, 2025, EnergyX finalized its Pre-Feasibility Study (“PFS”) for Project Black Giant in partnership with Worley, a leading global professional services firm that provides engineering, procurement, and construction (EPC) management for the energy, chemicals, and resources sectors, as well as hydrogeological and environmental consulting firms. The PFS confirms the economic viability of Project Black Giant.

On October 1, 2025, EnergyX completed the acquisition of Daytona Lithium Pty Ltd., a wholly owned subsidiary of Pantera Lithium Limited (ASX: PFE). Under the terms of the agreement, the total consideration of the transaction was $26.0 million comprised of $3.7 million in cash, payable in three installments, and $22.3 million in EnergyX common stock, priced at USD $9.50 per share, representing 2,344,828 shares to be issued to Pantera. This transaction secured full ownership of approximately 35,000 gross acres of Smackover brine lithium resources in Arkansas, USA, adding to EnergyX’s existing 12,500 acre Texas position.

On October 31, 2025, the Company increased the share price of its Regulation A+ offering to $11.00/share.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The accounting and reporting policies of the Company conform with generally accepted accounting principles (“GAAP”) in the United States of America, and, as such, include amounts based on judgments, estimates and assumptions made by management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Company:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, EnergyX Chile SpA, Energy Exploration Technologies Argentina SAU, EXSO, LLC, and Daytona Lithium Pty Ltd. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain balance sheet and expense accounts presented in the 2024 consolidated financial statements have been reclassified for comparative purposes in order to conform with the 2025 consolidated financial statement presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2025 and 2024, the Company had total cash and cash equivalents of $8,593,060 and $36,019,781, of which $6,343,726 and $30,905,707, were in invested cash equivalents, respectively.

Accounts Receivable

Accounts receivable include amounts billed from testing lithium-bearing brines provided by our customers for which we have contractual agreements in place, as well as amounts billed for system equipment. We do not have a history of uncollectible accounts, and as such, we do not estimate an allowance for credit losses.

Unbilled Revenue

Unbilled revenue includes amounts related to a contract asset recorded under Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, for revenue recognized upon the transfer of goods or services to customers for which the Company has not yet issued an invoice and does not yet have an unconditional right to payment.

Prepaid Expenses

Expenditures made to secure the use of assets or the receipts of services at a future date are charged to prepaid expense and are amortized based on the term and usage of the related asset or service.

Value-Added Tax (“VAT”) Asset

Value-added tax asset is from both capital and operating expenditures that we anticipate being refunded to EnergyX Chile SpA by the Chilean tax authority, “Servicio de Impuestos Internos”. The refund will be in the form of a tax credit against future tax liabilities.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Inventory

Inventory is stated at the lower of cost or net realizable value.

Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Expenditures for construction activities, and improvements are capitalized, while expenditures for operations and maintenance and general and administrative activities are charged to expense as incurred.

The Company depreciates property, plant, and equipment using the straight-line depreciation method (see Note 11 —Property, Plant, and Equipment for further details). Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gains or losses are recorded in the consolidated statements of operations.

Intangible Assets

Intangible assets consist of 111,939 acres of mineral rights related mining tenements in Chile, and nearly 50,000 acres of mining rights related brine lithium mineral leases in Bowie County, Texas and Lafayette County, Arkansas. In addition, we include in intangible assets, the cost of professional services related to the Company’s PFS for Projects Lonestar and Black Giant. The carrying value of these intangible assets are as follows:

Chile – As of December 31, 2025 and 2024, the carrying amount of our 111,939 acres of Chile mineral rights was $11,401,700 and $5,508,090, respectively, which is determined based on the initial acquisition cost and other capitalized costs in line with the Company’s policies for capitalization of exploration and evaluation costs of its lithium projects.

In addition to the initial acquisition cost, there are future milestone-based share issuances from the Company to the seller, as defined in the purchase agreement, based upon certain operational metrics, which may or may not be achieved. Further, in addition to the initial acquisition cost, a royalty shall apply as a percent of revenue generated from the brine from the mining tenements, in perpetuity with no limitation in years, minus any concessions per the agreement.

Bowie County, Texas, USA – As of December 31, 2025, the carrying amount of our 12,500 acres of our Texas mining rights was $1,980,646. As part of the operating agreement, there is an option to purchase real property, which unlocks two options to mine for brine and minerals. Under this option, EXSO has A) two years to exercise the option to purchase 82.5 acres of land, after which it has B) 5 years to exercise the option to purchase the remaining 250 acres. Upon EnergyX exercising the purchase option for 82.5 acres, it shall have the right to exercise the option to lease for brine and minerals within 180 days across approximately 12,500 acres. The purchase of the 82.5 acres is conditioned upon EnergyX investing $100,000,000 in capital improvements upon the property within 5 years of purchase. There is a right of reverter whereby if the condition is not met, EnergyX can buy out the right of reverter for $5,000,000.

Lafayette County, Arkansas, USA – As of December 31, 2025, the carrying amount of our 35,000 acres of our Arkansas mining rights was $26,052,089.The useful life of all the Company’s mineral rights is currently undefined due to the inherent uncertainty associated with the estimation of lithium reserves, as well as the potential for technological advancements impacting extraction methods and economic viability.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The Company will periodically evaluate the carrying amount of these mining rights for impairment, considering factors such as changes in the asset’s potential for commercial extraction of lithium, market conditions, technological developments, and regulatory environments.

PFS for Project Lonestar & Black Giant

As of December 31, 2025 and 2024, the carrying amount of professional services costs related to the Company’s PFS for Projects Lonestar and Black Giant was $2,727,123 and $592,295, respectively, which includes engineering, procurement, and construction (“EPC”) management services incurred to evaluate and confirm the economic viability of these projects for potential commercialization.

The Company has not begun amortizing the capitalized costs associated with exploration and development activities, as well as the PFS as of December 31, 2025.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, the carrying amount of the asset group is compared to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value of the assets, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets to be disposed are reported at the lower of the carrying amount or fair value, less costs to sell.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Leases

The Company follows ASU 2016-02, Leases (Topic 842) to determine if an arrangement is a lease at inception. Lease right-of-use (ROU) assets represent the Company’s right to an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet in accordance with the short-term lease exception included within Topic 842. When the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease ROU asset also includes any base lease payments made in advance and excludes non- lease components. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Accounts Payable and Accrued and Other Liabilities

Accounts payable balance represents all invoices the Company has received, while accrued and other current liabilities consist of payroll related accruals, short-term lease obligations, and estimated accruals when work has been performed, but an invoice has not been issued or paid.

Revenue Recognition

Revenue is recognized in accordance with ASC 606, Revenue from Contracts with Customers.

The Company’s source of revenue is generated from both testing lithium-bearing brines provided by our customers, as well as the sale of system equipment. The Company recognizes revenue when phase testings or milestones are reached. The amount of revenue recognized reflects the contractual agreement in place for the customer.

The Company does not have any material contract assets or liabilities related to customer testing income.

Expense and Other Income Recognition

Expenses are recognized when incurred. Other income is recognized when earned, which primarily includes interest income, realized and unrealized gains on cash investments.

Research and Development

Research and development costs are charged to expenses as incurred. The Company is engaged in research and development of novel lithium extraction technologies with wide applications in ionic separations and selective ion transfer. Initial focus includes lithium separation and transport membranes, as well as adsorption, solvent extraction, and lithium chloride brine to lithium hydroxide and lithium metal direct conversion. The Company has developed such GET-Lit™ technologies that exhibit selectivity between lithium and other problematic impurities in lithium extraction. Using our proprietary lithium separation technologies in greenfield or existing production processes, EnergyX can dramatically improve the lithium recovery rate of current extraction methods from brines.

Laboratory bench scale equipment and supplies have been purchased to aid the development of the company’s lithium processing and battery technologies. Several larger pilot systems have been purchased, and pre-commercial demonstration scale units are being procured for development at multiple test-bed sites in the US and in Chile. General laboratory and analytical equipment and supplies purchased includes analysis equipment for testing solution and samples.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Advertising

The Company has both general advertising campaigns and promotions, as well as advertising and general solicitation in the offering and sale of securities under Regulation A+ exemptions.

As part of capitalizing solicitation costs related to our offering and sale of securities, the Company assesses and determines whether the costs are 1) incremental and directly associated with the offerings, 2) were not considered period costs such as general advertising and promotions that are not considered costs of issuance, and 3) are not costs related to an aborted offering as per ASC 340, Other Assets and Deferred Costs, as well as Staff Accounting Bulletin (SAB) Topic 5.A, Miscellaneous Accounting.

General advertising – The Company expenses the cost of all general advertising campaigns and promotions as they are incurred. During the years ended December 31, 2025 and 2024, the Company expensed these advertising costs of $373,126 and $453,656, respectively, to sales and marketing expense.

Regulation A+ investment offerings – During the years ended December 31, 2025 and 2024, the Company capitalized costs of $4,193,821 and $13,492,037, respectively, to Additional Paid in Capital.

Income Taxes

Income taxes are accounted for using an asset-liability method. Deferred income taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that, based on management’s evaluation, are not expected to be realized.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax position as of December 31, 2025 and 2024.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including Cash and Cash Equivalents approximate fair value due to the short-term nature of those instruments. The Company determines the fair value based upon the exit price that would be received to sell an asset or paid to transfer as liability in an orderly transaction between market participants, as determined by either the principal market or most advantageous market. Inputs used in the valuation techniques to derive fair value are classified based on a three-level hierarchy. These levels are:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs. Cash equivalent accounts, consisting primarily of treasury bills (“T-bills”) issued by the US Treasury are classified as Level 1.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of December 31, 2025, and 2024, the carrying amount of the Company’s financial instruments were determined using Level 1 inputs.

Stock-Based Compensation

The Company follows the provisions of ASC 718-20, Stock Compensation, Awards Classified as Equity, requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. Compensation expense for options granted and expected to vest to employees, directors and certain service providers (“grantees”), and expected to vest, is determined based on estimated fair value of the options at the time of grant using the Black- Scholes option pricing model, which considers, as of the grant date, the estimated fair market value of the underlying shares, expected volatility, expected dividend yield and the risk-free interest rate over the expected life of the option. The grant date fair value of Restricted Share Awards (RSAs) is based on the estimated value of the restricted share on the date of grant. The compensation cost for all share-based awards is recognized as an expense over the grantee’s requisite service period (generally the vesting period of the equity award), except for costs related to persons directly involved in the development and/or construction of the projects which are capitalized into Construction in Progress during the capitalization period. Shares are issued from authorized shares in settlement of options exercised. RSAs are included in common shares issued and outstanding from the date of issuance. Forfeitures are accounted for as they occur.

Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This ASU will likely result in the required additional disclosures being included in our consolidated financial statements, once adopted.

3. PREPAID EXPENSES, DEPOSITS AND OTHER ASSETS

As of December 31, 2025 and 2024, we have other assets of $589,467 and $1,057,235, respectively, that consists of our Regulation A+ funding holdbacks. Our escrow agent holds back a percentage of funds received, and repays the remaining balance in the following year(s). These amounts were repaid in the first quarter of 2026 and 2025, respectively. The Company also has $321,019 in security deposits, prepaid services with vendors, as well as prepayments for registrations and subscriptions. The total of prepaid expenses, Regulation A+ funding holdbacks and total other assets is $910,486 in 2025 and $2,062,997 in 2024. The prepaid expenses are detailed in the below table.

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ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Prepaid expenses, deposits, and other assets at December 31, 2025 and 2024, consisted of the following:

	2025	2024
Insurance	$90,025	$30,612
Security deposits and prepaid final month rents	103,008	185,082
Registrations and subscriptions	80,369	95,852
Vendor agreement	47,617	694,216
Regulation A funding holdbacks	589,467	1,057,235
Total	$910,486	$2,062,997

4. INVENTORY

Inventory consisted of the following:

	December 31, 2025	December 31, 2024
Work in process	$157,491	$-
Raw materials	18,556	-
Total	$176,047	$-

5. EQUITY INCENTIVE PLANS

On March 21, 2025, the Company completed its Forward Stock Split as disclosed in Note 1 – Nature of Business, and as such, all stock option and restricted stock amounts below have been proportionally adjusted to reflect the Forward Stock Split.

The Company agrees to issue restricted common stocks in the Company on the terms and conditions of award agreements to be entered into between Consultants, Advisors or Directors and the Company (an “Award Agreement”) issued pursuant to equity incentive plans that have been adopted by the Company. The Award Agreement(s) shall be subject to the terms and conditions of such equity incentive plans.

The original 2019 Equity Incentive Plan, taking into consideration all stock splits of the Company, was authorized to grant up to 30,000,000 awards of incentive stock options, non-qualified stock options and restricted stock. The original 2021 Equity Incentive Plan, taking into consideration all stock splits of the Company, was authorized to grant of up to 16,000,000 awards of incentive stock options, non-qualified stock options and restricted stock.

On April 30, 2022, all unused 3,998,964 awards from the 2019 Equity Incentive Plan poured out into the 2021 Equity Incentive Plan for a total 19,998,964. On December 21, 2022, the 2021 Equity Incentive Plan was increased in size according to the Fourth Amended & Restated Certificate of Incorporation by 34,842,680, totaling 54,841,644, unanimously approved by the Company’s Board of Directors.

F-18

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Pursuant to the 2021 Equity Incentive Plan, taking into consideration all stock splits and issued non- qualified stock options and restricted stock, as of December 31, 2025 and 2024, there were 22,277,472 and 21,378,440, respectively, outstanding non-qualified stock options and restricted stock, as per the below table:

	2025	2024
Non-qualified stock options	51,586,320	52,485,352
Restricted stock awards	6,828,888	6,828,888
Option pool outstanding	22,277,472	21,378,440
Options exercised	150,000	150,000
Total	80,842,680	80,842,680

The following table summarizes stock option activity for vested shares:

	Options	Weighted- Average Exercise Price
Outstanding at January 1, 2024	44,628,350	$0.45
Granted	18,882,500	1.07
Exercised	-	-
Forfeited/Expired	(11,025,498)	0.95
Outstanding at December 31, 2024	52,485,352	0.57
Options Vested and Exercisable at December 31, 2024	18,721,866	0.32
Outstanding at January 1, 2025	52,485,352	0.57
Granted	1,140,000	1.54
Exercised	-	-
Forfeited/Expired	(2,039,032)	1.02
Outstanding at December 31, 2025	51,586,320	0.58
Options Vested and Exercisable at December 31, 2025	23,607,045	0.41

Stock-based compensation awards granted in 2024 but later formally approved, including those finalized after initial grant due to timing or ongoing negotiations, have been reflected as of the original grant date, with prior-period amounts revised accordingly.

The Company uses a Black-Scholes option-pricing model to value the Company’s option awards. Using this option-pricing model, the fair value of each employee and non-employee award is estimated on the grant date. The fair value is expensed on a straight-line basis over the vesting period. In general, the option awards either vest ratably over the term have increasing vesting at the back end of the term. Generally, our non-qualified stock options and restricted stock vest over four years and are exercisable over a maximum period of 10 years from their grant dates. Vesting typically terminates when the employment or consulting relationship ends. The Company has also granted milestone-based option awards that only vest upon the successful completion of an event. The expected volatility assumption is based on the volatility of the share price of comparable public companies. The expected life is determined using the “simplified method” permitted by Staff Accounting Bulletin Number 107 and 110. The risk-free interest rate is based on the implied yield on a U.S. Treasury security at a constant maturity with a remaining term equal to the expected term of the option granted. The dividend yield is zero, as the Company has never declared a cash dividend.

F-19

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the periods indicated:

	2025	2024
Expected term (in years)	5.853	3.00
Expected stock price volatility	76.35%	100.00%
Risk-free interest rate	3.89%	4.09%
Dividend yield	-	-
Grant date fair value per share	$1.05	$1.08

The weighted average remaining vesting period on the options is 1.23 years.

The above table reflects assumptions from 409A valuation reports prepared by Carta, which are used for fair value of the stock options granted by the Company. Figures for 2024 have been updated for comparison purposes in line with the 2025, 409A valuation report.

6. STOCKHOLDERS’ EQUITY

On March 21, 2025, Requisite Holders and the Majority Holders (as defined in the Company’s Certificate of Incorporation), approved the Fifth Amended and Restated Certificate of Incorporation allowing a 2 for 1 forward stock split (“Forward Stock Split”), provided, that on a pre-split basis, the number of authorized shares of Series B Preferred Stock were reduced from 13,996,591 to 9,358,221, such that post-split the Series B Preferred Stock amounted to 18,716,442; and on a pre-split basis, the number of authorized shares of Common Stock were increased from 138,048,205 to 200,000,000, such that post-split the Common Stock amounted to 400,000,000; resulting in an increase to the Company’s total authorized capital stock from 183,675,260 to 481,977,370 shares. The Forward Stock Split did not modify or change the par value of the Common and Preferred shares. As part of the Forward Stock Split, (A) every one issued and outstanding share of Common Stock shall automatically be changed, reclassified, separated and constitute two fully paid and nonassessable shares of Common Stock and (B) every one issued and outstanding share of Preferred Stock automatically shall be changed, reclassified, separated and constitute two fully paid and nonassessable shares of the same series of Preferred Stock. In accordance with the Company’s Fifth Amended and Restated Certificate of Incorporation, the Company is authorized to issue 481,977,370 shares, consisting of two classes of stock to be designated “Common Stock” and “Preferred Stock”, respectively. The Corporation is authorized to issue 400,000,000 shares of Common Stock, $0.01 par value per share, and 81,977,370 shares of Preferred Stock, $0.01 par value per share, 42,000,000 shares of which are designated “Founders 1 Preferred Stock,” 21,260,928 shares of which are designated “Series A Preferred Stock” and 18,716,442 shares of which are designated “Series B Preferred Stock.”

F-20

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporations Act. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 3682(b)(2) of the General Corporations Act.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock (including Founders-1 Preferred Stock, Series A Preferred Stock and Series B Preferred Stock) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a deemed liquidation event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such deemed liquidation event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or any other class ranking junior in right of payment to the Founders Stock by reason of their ownership thereof. Such distributions shall be made as follows: (a) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (i) one and one-half times (1.5x) the original issue price of the Series B Preferred Stock, as adjusted for the Forward Stock Split ($2.00 per share), (ii) any unpaid accruing dividends, and (iii) any dividends (other than accruing dividends) declared but unpaid thereon, (b) with respect to the Series A Preferred Stock, the greater of (i) an amount per share equal to the original issue price of Series A Preferred Stock, as adjusted for the Forward Stock Split ($0.4083 per share), plus the sum of (A) any unpaid according dividends thereon, and (B) any dividends (other than accruing dividends) declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event and (c) with respect to the Founders 1 Preferred Stock, an amount per share equal to the greater of (i) original issue price of the Founders 1 Preferred Stock, as adjusted for the Forward Stock Split ($0.0125 per share), or (ii) such amount per share as would have been payable had all shares of Founders 1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled as set forth hereunder, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Each share of Preferred Stock will be convertible, at the option of the holder, at any time into shares of Common Stock as determined by dividing the applicable Original Issue Price by the applicable Conversion Price. In addition, there are events that would trigger a mandatory conversion of Preferred Stock, including: (A) sale of shares of Common Stock to public at a price per share of at least three times the Series B Original Issued Price as part of an underwritten public offering of at least $150 million on Nasdaq, NYSE or another stock exchange approved by the Board, (B) initial listing of the Company’s Common Stock on Nasdaq or NYSE or another exchange at a price per share of at least three times the Series B Original Issue Price resulting in aggregate consideration of at least $150 million, (C) completion of a merger, acquisition, business combination, consolidation or share exchange with a Special Purpose Acquisition Company (“SPAC”) or similar entity in which common stock of the surviving or parent entity are listed on NYSE or Nasdaq or another exchange at a price per share of at least three times the Series B Original Issue Price with aggregate proceeds of at least $150 million, or (D) By a vote or written consent of the requisite holders of Series A and B Preferred stock.

F-21

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

On October 1, 2025, EnergyX completed the acquisition of Daytona Lithium Pty Ltd. As part of the acquisition, the Company paid consideration of A$34 million (USD $22.3 million) in EnergyX common stock, priced at USD $9.50 per share, representing 2,344,828 shares to be issued to Pantera (See Note 1 — Nature of Business).

7. STANDBY LETTERS OF CREDIT

A commercial bank issued an irrevocable standby letter of credit on behalf of the Company for $500,000. The irrevocable standby letter of credit represents funds due and owing to the commercial bank as a result of the Company’s default under one or more of the terms of the Lease Agreement by and between the Company and its Landlord. This letter of credit had an expiration of October 16, 2025, but such letter of credit was automatically extended for an additional period of one year, without amendment, from the expiration date. In no event shall this letter of credit be automatically extended beyond June 30, 2030. No amounts have been drawn under the standby letters of credit.

8. INCOME TAXES

EnergyX (Puerto Rico Entity)

The Company operates under the provisions of a Tax Exemption Agreement from the Commonwealth of Puerto Rico pursuant to the terms of Act No. 60, as amended from Act No. 20-2012. The tax exemption grant is in accordance with the applicable terms of the Act covering the performance of the eligible service activities for markets outside of Puerto Rico. Under the provisions of the Tax Exemption, the Company was granted a partial tax exemption from certain Puerto Rico taxes, including income taxes, personal and real property taxes, municipal taxes, among others applicable to Export Service Income (“ESI”), as defined in the grant, and eligible property. The exemption period is twenty (20) years. All income generated from the ESI activity of the Company shall be taxed at a 4% flat rate for income taxes. Municipal license taxes will be 60% exempt during the term of the grant. Real and personal property used in the trading company activities will be exempt 90% during the term of the grant.

Non eligible services under the provisions of a Tax Exemption Agreement, the Company is subject to income taxes in Puerto Rico, at statutory rates which range from 18.5% to 37.5% depending on the level of taxable income. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Temporary differences given rise to the deferred tax asset at December 31, 2025 and 2024, consist of:

	2025	2024
Tax Losses Carryforward	$7,894,313	$2,561,443
Less: Valuation Allowance	(7,894,313)	(2,561,443)
Total	$-	$-

F-22

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets may not be realized. At December 31, 2025 and 2024, the Company recorded a valuation allowance for the entire deferred tax asset due to the uncertainty surrounding the timing of realizing certain tax benefits in future income tax returns.

At December 31, 2025, the Company had $64,780,151 in net operating losses that may be offset against future taxable income and may expire as follows:

Year Ending December 31,	Amount
2029	$739,157
2030	1,761,197
2031	5,151,359
2032	10,353,291
2033	14,268,727
2034	19,444,089
2035	13,062,331
Total	$64,780,151

Net loss per financial statement differs from the net loss per income tax return mainly due to non-deductible expenses of approximately $4,358,296 and $473,000 for the years ended December 31, 2025 and 2024, respectively.

The authoritative guidance on accounting for uncertainty in income taxes prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of income tax uncertainties with respect to positions taken or expected to be taken on income tax returns. Under the authoritative accounting guidance, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized in accordance with this model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. No adjustment was required as part of this accounting guidance.

The Company files income tax returns under the Internal Revenue Code of the Commonwealth of Puerto Rico and under the provisions of Act No. 60. The Company remains subject to income tax examinations for its Puerto Rico income taxes generally for years 2021 through 2025.

The Company files U.S. Tax returns as administered by the Internal Revenue Service beginning in tax year 2019. The Company currently has a late outstanding tax return for the year ended 2024, as well as the current filing for the year ended 2025. These tax returns are expected to have tax losses. There may be research and development tax credit carryforwards and NOL carryforwards generated through the filings that may expire at various times through 2040. These carryforwards are currently not considered usable due to the losses of the Company. Pursuant to the Tax Cuts and Jobs Act, any of the Company’s newly generated Federal NOL carryforwards can be carried forward indefinitely, while being limited to 80% of taxable income (determined without regard to the deduction). The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2021 through December 31, 2025.

F-23

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

EnergyX Chile (Chile Entity)

EnergyX Chile operates under the provisions of the Chilean tax authority, “Servicio de Impuestos Internos”, and files its annual income tax return under the Chilean income tax law (“Chile Income Tax Law”) applicable to small-medium businesses.

Corporate Income Tax - The Chilean income tax has two stages: 1) Income tax at the business or company level whereby profits from corporations, limited liability companies, partnerships and others are taxable at a corporate income tax rate of 27%, and 2) Income tax at the owners level whereby when foreign owners receive dividends or business profit is withdrawn, these are taxable with personal income tax at a 35% fixed rate (“Additional Tax”).

The 27% tax paid at the business level can be credited 100% only if owners are resident in countries with a double tax treaty with Chile. Owners from other countries can be credited 65% of the corporate tax.

As of December 31, 2025, due to the fact that EnergyX Chile is at the exploration stage, it has, and continues to have tax losses. EnergyX Chile is expected to continue incurring tax losses until the lithium project starts selling mineral products. As such, no income tax has been paid since EnergyX Chile was formed.

According to Chile Income Tax Law, carryforward losses do not have an expiration date, and as such, the deferred tax asset would be EnergyX Chile’s losses at a corporate tax rate of 27%. As of December 31, 2025, net deferred tax liabilities are $513,268. There were no significant deferred tax liabilities as of December 31, 2024.

The Chilean tax code (Código Tributario) establishes that Servicio de Impuestos Internos can audit or investigate EnergyX Chile income tax returns for the last three years. This period can be extended to six years when there are acts of fraud, or the income tax return has not been submitted.

Royalty Mining Tax – EnergyX Chile’s project in Chile is based on the lithium mineral exploitation. Given that lithium substance cannot be exploited under a mining concession (Chilean Constitution and the Mining Code), it will not be subject to the Royalty Mining Tax under Law No 21.591. EnergyX Chile’s project is able to extract and sell lithium-based products under special operational contracts with the Chilean State. The entities leading these new projects, have a preferential option to request an exploitation contract (namely a CEOL: “Contratos especiales de operación para la exploración, explotación y beneficio del Litio”) that is expected to consider a royalty payment to the Chilean Government.

VAT – VAT is applicable on sales of goods and services at a rate of 19%. The system works on a credit-debit system where the VAT of 19% charged by a company on sales of goods or services (“VAT debits”) has to be paid to the government but a company can offset this amount by crediting the VAT incurred on purchases of goods or services (“VAT Credit”). If in any given month VAT Credits exceed VAT Debits, the difference may be carried forward and added to the VAT Credits of the following month with no limit time. EnergyX Chile has accumulated VAT Credits that can be offset against future sales with no time limit.

F-24

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

9. RISK CONCENTRATION

Financial instruments that potentially expose the Company to certain concentrations of credit risk include cash in bank accounts. The Company maintains accounts at high quality financial institutions in the United States including UBS Financial Services, Inc., the US subsidiary of UBS Group AG, and JP Morgan Chase Bank N.A., as well as Banco Santander SA in Chile and Argentina. While the Company attempts to limit any financial exposure, its cash deposits balances may, at time, exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). All US bank deposit accounts are insured up to $250,000 per depositor, per insured bank, and all Chile demand deposit accounts are insured in full. For cash equivalents accounts, the Company maintains its balances primarily in treasury bills (“T-bills”) issued by the US Treasury through a high-quality investment bank and are backed by the full faith and credit of the US government, meaning the government guarantees the repayment of principal and interest, making them a very low-risk cash equivalent investment. The Company has not experienced any losses on such accounts. As of December 31, 2025 and 2024, uninsured cash deposits amounted to approximately $2,271,583 and $4,713,248, respectively.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic interferes with the ability of us, our employees, workers, contractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

The Company continues to be in a pilot and demonstration build phase and will not commence commercial operations for the foreseeable future. As such, the Company’s success depends on the achievement of proving its technology, future profitability, and obtaining the necessary capital to meet its financial objectives.

The Company’s success depends upon the continued services of our executive officers and other key personnel who have critical industry experience and relationships. Significant competition for talented individuals could affect both Company’s ability to retain key personnel and hire new ones. The loss of the services of any officers or key personnel could hinder or delay the implementation of the business model, research and development efforts, or ability to sell products and services.

10. EQUITY TRANSACTIONS

As of December 31, 2025 and 2024, the Company has raised approximately $151 million and $130 million, respectively, in cumulative gross proceeds through exempt offerings of common stock, preferred stock and convertible notes, which have all been converted.

Share Purchase Agreements

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/merger by/with a special purpose acquisition company or other similar go- public event), the Company is granted the option of selling shares of its Common Stock to GEM at a slight discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450 million. The Share Purchase Agreement contains several constraints, such as a limitation on the amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

F-25

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Regulation A+ Common Stock Offerings

On September 30, 2022, the Company held its first closing under its Regulation A+ offering, which was filed with the SEC through a Form 1-A Offering Circular on June 7, 2022, and received approximately $6.9 million through the sale of Common Stock, net of offering costs and commissions.

On October 6, 2023, the Company re-launched its fundraising campaign under Regulation A+ with an offering price of $8.00/share. As of December 31, 2025 and 2024, the company has raised approximately $15.4 million and $3.3 million, respectively, in gross proceeds before offering costs and commissions at the $8.00 share price.

On February 9, 2024, the Company increased the share price of its Regulation A+ offering to $9.00/share and, as of December 31, 2025, has raised approximately $29.8 million in gross proceeds before offering costs and commissions.

On June 27, 2024, the Company increased the share price of its Regulation A+ offering to $9.50/share and, as of December 31, 2025, has raised approximately $28.5 million in gross proceeds before offering costs and commissions.

On October 3, 2024, the Company’s Regulation A+ investment offering successfully concluded with $74.8 million in cumulative gross proceeds and fees collected, and before offering costs and commissions.

On July 1, 2025, EnergyX launched a new Regulation A+ offering of up to 2,700,000 shares of its common stock, par value $0.01 per share, at a price of $10.00 per share. In addition, the Company reserved a fixed pool of 200,000 shares for issuance in the offering as a bonus, referred to as the Bonus Shares, at no additional cost. Bonus shares are only issuable to qualifying investors who are either (i) existing EnergyX investors or (ii) new investors who invest over $5,000. As of October 27, 2025, the Company exhausted the Bonus Share reserve of 200,000 shares and as such, will not issue additional Bonus Shares. As of December 31, 2025, the Company raised approximately $17.6 million in gross proceeds before offering costs and commissions.

On October 31, 2025, the Company increased the share price of its Regulation A+ offering to $11.00/share and, as of December 31, 2025, has raised approximately $1.4 million in gross proceeds before offering costs and commissions.

Note that due to the ongoing nature of share issuances, disputes, chargebacks and refunds, the number of shares issued as shown in prior periods is subject to change by immaterial amounts.

Regulation D Common Stock Offerings

Additionally, the Company raised approximately $242,000 in Regulation D proceeds in 2024 before offering costs and commissions, split across $8.00/share, $9.00/share, and $9.50/share issuances. On January 27, 2025, the Company received $20,017 in net cash proceeds from its 2024 Regulation D common stock offering.

Regulation CF Common Stock Offerings

On February 6, 2025, the Company received $1,746,679 in net cash proceeds from its 2024 Regulation CF common stock offering, after deducting $240,218 in offering costs and commissions.

F-26

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Preferred Stock Offerings

During December 2022, the Company raised $15 million through the sale of Series B Preferred Stock in connection with the Series B Offering. In connection with the closing of such Series B Offering, all of the Company’s existing promissory convertible notes, both principal and interest of 7% per annum, were converted into 5,246,610 shares of Series B Preferred Stock, calculated as of December 15, 2022, including a 15% discount to the per-share-price of the Series B Preferred Stock.

On June 30, 2023, the Company entered into two additional joinder agreements to the Series B Transaction Agreements with two separate investors. Pursuant to these joinders, the Company raised $16.4 million through further sales of Series B Preferred Stock in connection with the Series B Offering. As of December 31, 2025 and 2024, an aggregate of 18,716,442 shares of Series B Preferred Stock are outstanding, as adjusted for the Forward Stock Split.

11. PROPERTY, PLANT AND EQUIPMENT

Assets are depreciated using the straight-line depreciation method applied to groups of assets with varying useful lives. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the assets.

Property, plant and equipment as of December 31, 2025 and 2024, consisted of the following:

	Estimated Useful Life
	(Years)	2025	2024
Assets under construction		$509,480	$3,392,983
Computer equipment	3	151,023	141,589
Leasehold improvements	7	7,852,434	6,239,509
Furniture and fixtures	3	288,632	218,943
Lab and warehouse equipment	3–10	3,638,373	3,389,300
Trucks	2-3	126,961	168,855
Bench, pilot and demo equipment	3	26,344,710	12,445,329
Total property, plant and equipment		38,911,613	25,996,508
Less accumulated depreciation and amortization		(3,086,100)	(921,986)
Property, plant and equipment, net		$35,825,513	$25,074,521

12. LEASES

Texas, USA

Headway Site in Austin, Texas - On June 1, 2021, the Company entered into a lease agreement for office and lab space in Austin, TX (“Headway Site”). On October 7, 2021, the Company extended the lease agreement on the same terms with a lease termination date of May 31, 2022. The Company further extended lease obligations in February 2022 and in January 2023. During February 2023, the Company extended and expanded its lease for an additional 3 years, extending the term through January 2026.

F-27

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Ridgepoint Site in Austin, Texas - On October 11, 2022, the Company entered into a lease for its new office and laboratory space in Austin TX (“Ridgepoint Site”). The new facilities span approximately 36,000 square feet and has been remodeled by the Company. The lease agreement has an initial term of seven years and the Company is obligated to pay aggregate annual rent of approximately $5.8 million over the seven years. The lease began upon the Company moving into the space during October 2024 and was granted a certificate of occupancy. On April 15, 2024, the Company entered into a first amendment to this lease. The amendment includes adjustments to certain terms and conditions of the original lease agreement, including a revised lease commencement date of June 1, 2024. On January 31, 2025, the Company received a $900,000 tenant improvement allowance under its lease agreement related to the Ridgepoint Site lease, after fulfilling the specified contractual requirements.

Rutherford Site in Austin, Texas - On July 1, 2023, the Company entered into a month-to-month lease for an engineering build space in Austin, TX (“Rutherford Site”). This facility spans approximately 6,800 square feet of rentable space. On September 6, 2023, the Company entered into a second amendment to the lease with the landlord to replace certain HVAC equipment, with the Company paying an immaterial amount towards the cost of the replacement. On May 16, 2024, the Company entered into a third amendment to its warehouse lease agreement at the Rutherford Site, extending the lease for an additional term of 36 months. The lease, covering approximately 5,600 square feet of warehouse space (Unit G100), will now extend from July 1, 2024, through June 30, 2027. In October 2024, the Company’s operations team and activities from our build facility, along with both the offices at our Rutherford Site, have been relocated to our Ridgepoint Site. As of January 1, 2025 the Company has been actively marketing the Rutherford Site for sublease.

Elm Site in Hooks, Texas - On September 11, 2024, EXSO entered into a lease agreement for office and lab space in Hooks, TX (“Elm Site”). The facility spans approximately 22,150 square feet and includes a parcel of land of approximately one acre. The lease agreement has an initial term of three years through July 2027, with two options of one year each. EXSO is obligated to pay approximately $278,700 over the initial term. The first and second one-year options would add additional rent of approximately $96,815 and $99,720, respectively.

Antofagasta, Chile (“Testbed”)

“Las Ilusiones Street” (“Lot A”) – On June 1, 2023, EnergyX Chile SpA leased a 3,000 square meters site with a 799 square meters warehouse with electricity (“Lot A”) for its Testbed facility for 5 years in the city of Antofagasta, Chile. The lease term can be extended for five terms of 12 months, each. The location was strategically located nearby two ports.

“Los Pensamientos Passage” (“Lot B”) – On June 1, 2024, EnergyX Chile SpA entered into a first amendment to the lease agreement for a second lot, Lot B, for its Testbed facility. The amendment adjusts certain terms and conditions of the original Lot A lease agreement, including an increase in the leased area from 3,000 m2 to 5500 m2 and a rise in the monthly payment from UF 120 to UF 170 (approximately USD 4,968 to USD 7,038). The end date of the contract remains unchanged. The Company has recognized the Right-of-Use (ROU) asset and corresponding lease liability in its financial statements, reflecting the updated lease area and new payment terms. Future payments and the discount rate were recalculated as necessary in accordance with IFRS 16.

F-28

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Financed Equipment Leases (Texas, USA and Chile)

In March 2025, the Company entered into lease arrangements of two pilot-scale system units utilized at its pilot plant operations in Texas, USA, and Antofagasta, Chile. The arrangements include the design, fabrication, delivery, and lease of the equipment. The payment structure includes upfront and milestone-based payments during fabrication and delivery, with the remaining consideration invoiced as monthly lease payments of approximately $4,500 over a minimum lease term of 24 months. The lease arrangement also includes a purchase option of $1 at the end of each of the lease terms. Accordingly, the leases are classified as finance leases under ASC 842. The agreements also include provisions requiring payment of remaining contractual amounts in the event of early termination.

The Company accounts for its U.S. leases in accordance with ASC 842, and accounts for its Chile leases in accordance with IFRS 16, which have not been adjusted to conform with US GAAP as the Company has deemed it immaterial to its consolidated financial statements.

The Company determines if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the Company the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment), and (2) the Company has the right to control the use of the identified asset and to obtain substantially all of the economic benefits from using the underlying asset.

Right-of-use assets represent the Company’s right to control the use of an explicitly or implicitly identified fixed asset for a period of time and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liabilities are measured at the present value of the unpaid lease payments at the lease commencement date. Key estimates and judgments include how the Company determined the incremental borrowing rate (“IBR”) it uses to present value the unpaid lease payments, the lease term and lease payments.

ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its IBR. In some instances, the Company’s leases do not provide an implicit rate; therefore, management uses its IBR based on the information available at commencement date in determining the present value of lease payments.

The lease term for the Company’s lease includes the non-cancelable period of the lease plus the renewal options the Company is certain to exercise. Lease payments included in the measurement of the lease asset or liabilities comprised of fixed payments. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received.

F-29

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The following is a maturity analysis of the annual undiscounted cash flows of the operating and finance lease liabilities as of December 31, 2025:

	Operating Minimum	Finance Minimum
Year Ending December 31,	Lease Payment	Lease Payment
2026	$843,538	$411,400
2027	761,358	190,688
2028	666,217	37,060
2029	687,868	-
2030	710,224	-
Thereafter	795,228	-
Total undiscounted cash flows	4,464,432	639,148
Less imputed interest	864,111	37,159
Net present value of lease liability	$3,600,321	$601,989

The components of lease cost for the years ended December 31, 2025 and 2024, are as follows:

	2025	2024
Operating lease cost	$980,688	$719,869
Finance lease cost:
Amortization of assets	$275,501	$79,760
Interest on lease liabilities	$40,581	$19,050

Supplemental balance sheet information at December 31, 2025 and 2024 related to the leases are as follows: Operating lease:

	2025	2024
Assets—operating lease right of use asset	$2,720,948	$4,296,516
Liabilities:
Current—operating lease liability	$592,166	$748,944
Noncurrent—operating lease liability	3,008,155	3,600,322
Total Lease Liability	$3,600,321	$4,349,266

Finance lease:

	2025	2024
Assets—finance lease right of use asset	$594,364	$265,317
Liabilities:
Current—finance lease liability	$382,601	$62,924
Noncurrent—finance lease liability	219,388	173,639
Total Lease Liability	$601,989	$236,563

F-30

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Cash paid for amounts included in the measurement of lease liabilities, separately for operating and financing cash flows, is as follows:

	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,361,232	$724,910
Financing cash flows from finance leases	$272,215	$95,626

Supplemental cash flow information related to the leases of the Company for the years ended December 31, 2025 and 2024 are as follows:

	2025	2024
Right use of asset obtained in exchange for lease obligations -
Operating lease	$-	$4,990,784
Finance lease	$597,060	$264,515

Supplemental lease term and discount rate information related to the leases at December 31, 2025 and 2024 are as follows:

	2025	2024
Weighted-average remaining lease term (in years):
Operating lease	5.7	6.2
Finance lease	1.7	3.4
Weighted-average discount rate:
Operating lease	8%	8%
Finance lease	7%	8%

The current portion of the operating and finance lease liabilities are included as part of accrued and other liabilities in the accompanying consolidated balance sheet.

F-31

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

13. REVENUE RECOGNITION

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers.

Revenue by source

The following table disaggregates our revenue by major source for the years ending December 31, 2025 and 2024:

	2025	2024
Testing revenue services	$243,675	$385,000
Membrane sales	1,772	-
Membrane equipment sales	1,157,127	-
Total revenues	$1,402,574	$385,000

Testing revenue services:

Testing services revenue primarily consists of fees earned from analyzing lithium-bearing brine samples provided by our customers based on defined testing phases. The Company recognizes revenue when phase testings or milestones are reached and control of the services is transferred to the customer, which generally occurs upon completion of the applicable testing phase.

The Company does not have any significant contract assets or liabilities related to testing services.

Membrane Equipment Sales:

Membrane equipment sales consists of custom-built systems designed for individual customers. In February 2025, the Company executed a sales order to deliver a custom bipolar electrodialysis demonstration system by early 2026 for $1.3 million to a single customer. As of December 31, 2025, we have recognized revenue of $1.1 million. The Company recognizes revenue over time using a percent-of-completion basis on progress toward satisfaction of the performance obligation.

In addition, the Company receives upfront or milestone payments from customers related to membrane equipment sales, which are recorded as deferred revenue upon receipt of cash. Deferred revenue represents non-refundable consideration received in advance of satisfying the related performance obligations and is recognized as revenue as control of the goods or services is transferred to the customer. To the extent revenue recognized exceeds amounts billed or collected, the excess is recorded as unbilled revenue, representing the Company’s conditional right to consideration for performance obligations satisfied but not yet invoiced.

During the year ended December 31, 2025, the Company received $770,748 of customer payments in advance of satisfying performance obligations, which were recorded as deferred revenue and subsequently recognized as revenue as the related performance obligations were satisfied during the period. As of December 31, 2025, the Company had unbilled revenue of $386,379 representing performance obligations satisfied for which an invoice has not yet been issued and the Company does not yet have an unconditional right to payment.

The Company does not have any other significant contract sales orders related to custom-built systems.

14. SUBSEQUENT EVENTS

For purposes of these consolidated financial statements, subsequent events have been evaluated through March 30, 2026, which is the date that the consolidated financial statements were available to be issued. There are no material subsequent events that would require further disclosures in the Company’s consolidated financial statements aside from the ones disclosed below.

On February 27, 2026, the Company increased the share price of its Regulation A+ offering to $12.00/share.

F-32